As filed with the Securities and Exchange Commission on March 28, 2014
Registration No. 333-188498

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

	Venaxis, Inc.
(Exact name of registrant as specified in its charter)
Colorado	2835	84-1553387
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification
incorporation or organization)	Classification Code Number)	Number)
	1585 South Perry Street
	Castle Rock, CO 80104
	(303) 794-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen T. Lundy
President and Chief Executive Officer
Venaxis, Inc.
1585 South Perry Street
Castle Rock, CO 80104
(303) 794-2000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Mary J. Mullany, Esq.	Douglas R. Wright, Esq.
Ballard Spahr LLP	Faegre Baker Daniels LLP
1735 Market Street, 51st Floor	3200 Wells Fargo Center
Philadelphia, PA 19103	1700 Lincoln Street
Telephone: (215) 665-8500	Denver, CO 80203
Facsimile: (215) 864-8999	Telephone: (303) 607-3500
Facsimile: (303) 607-3600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities

Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if smaller reporting company)	☐	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-188498) (the Registration Statement) of Venaxis, Inc. (the Company) is being filed to update and supplement the information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission (the SEC) on May 23, 2013, to include the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the Annual Report) that was filed with the SEC on March 28, 2014 and the Company’s current reports on Form 8-K that have been filed with the SEC since December 31, 2013.

The information included in this filing updates and supplements the Registration Statement and the Prospectus contained therein.  No additional securities are being registered under this Post-Effective Amendment No. 1.  All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities under this registration statement until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell any securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 28, 2014

PROSPECTUS VENAXIS, INC. 10,000,000 Shares of Common Stock Warrants to Purchase up to 3,500,000 Shares of Common Stock

This prospectus relates to 10,000,000 shares of our common stock and warrants to purchase up to 3,500,000 shares of our common stock (and the shares of common stock that are issuable from time to time upon the exercise of the warrants). Each share of common stock is sold together with a warrant to purchase up to 0.35 of a share of our common stock at an exercise price of $1.36 per share. The shares of common stock and warrants are immediately separable and were issued separately in this offering.

We granted the underwriter the right to purchase up to an additional 1,500,000 shares of our common stock and warrants to purchase up to an additional 525,000 shares of our common stock solely to cover over-allotments.  The underwriter exercised this right in full.

Our common stock is quoted on the NASDAQ Capital Market under the trading symbol “APPY.” The last sale price of our common stock on March 26, 2014, as reported by the NASDAQ Capital Market, was $2.52 per share.  We have not listed, and do not intend to list, the warrants on the NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system.

Investing in our common stock involves risk. Please read carefully the section entitled “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities described herein or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, shares of our common stock and warrants only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock or warrants.

For investors outside the United States: We have not and the underwriter has not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and warrants and the distribution of this prospectus outside the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 5 and our financial statements and the related notes appearing at the end of this prospectus, before making an investment decision.

As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “Venaxis” and “the Company” refer to the operations of Venaxis, Inc.

Overview

Venaxis is focused on advancing products that address unmet human diagnostic needs. We were formed in 2000 to produce purified proteins for diagnostic applications. To date, we have leveraged our science and technology to advance development of our APPY1 product candidate and to develop animal health-related assets, including intellectual property.  In December 2012, the Company’s name was changed to Venaxis, Inc., from AspenBio Pharma, Inc.

Our business strategy is to focus on products and technologies that we believe have attractive worldwide markets and significant product margin potential. Our acute appendicitis test, APPY1, which is our current primary focus, meets these objectives. We may also pursue technologies under “in-licensing” agreements with third parties such as universities, researchers or individuals, add value by advancing the stage of research and development on the technologies through proof of concept, and then either “out-license” to global diagnostic companies or continue with in-house development towards regulatory approval, product introduction and launch.  Our existing product candidate in development is under the regulatory jurisdiction of the U. S. Food and Drug Administration (FDA) for the United States.

APPY1 is a multi-marker blood test panel intended to be used by emergency department physicians to aid them in the evaluation of possible acute appendicitis in children, adolescent and young adult patients (ages 2 – 20) who present with abdominal pain. APPY1 is under the regulatory jurisdiction of the FDA. We are not aware of any blood test that is cleared by the FDA for the purpose of aiding in ruling out appendicitis, and are not aware of any competitors in this area. We expect that a principal benefit of APPY1 will be to provide physicians with objective information that will aid in the identification of patients at low risk for appendicitis, and thereby potentially reduce the exposure to radiation from, and the expense associated with, computed tomography (CT) scans that are often performed on these patients. In addition, we believe the test can potentially save significant costs through improved patient throughput in emergency departments.  In late 2012, we completed the design freeze for our APPY1 product candidate and during 2013, conducted a pivotal clinical trial to be used in connection with our application for FDA clearance.

Recent Developments

Completion of Pivotal Clinical Trial.  Our pivotal clinical trial was completed in January 2014 with approximately 1,900 evaluable patients for the pivotal study analysis.  The APPY1 test demonstrated a negative predictive value (NPV) of 97.3%, with 95% confidence interval of 95.5% to 98.3%.  The NPV indicates the likelihood that a patient with a negative test result does not have acute appendicitis, which for our purposes represents the primary efficacy measure for identifying patients at low risk for disease.  Other high level results included sensitivity of 96.9% with a 95% confidence interval of 94.9% to 98.1% (sensitivity measures the test’s ability to identify a condition correctly) and specificity of 37.8%, with a 95% confidence interval of 35.3% to 40.4%.  The overall prevalence of appendicitis among the evaluable patients was 25%.  The Company expects to finalize and submit a 510(k) application with the FDA shortly.

European Distribution Agreements.  During 2013, we advanced on initial marketing and commercialization activities for our CE-marked APPY1 products outside the United States, focusing on the European Union (E.U.). Initial commercial and marketing activities focused on identification of distribution partners, quantification of market opportunities by country and defining clinical marketing study opportunities by country.  In early 2014, we executed two long-term distribution agreements covering Spain and the Benelux Territories (Belgium, Luxembourg and the Netherlands), with additional discussions ongoing in other E.U. countries.

Risk Factors

Our business is subject to numerous risks and uncertainties. We face many risks inherent in our business and our industry generally, including the risks and uncertainties described below. You should carefully consider all of the information set forth in this prospectus and, in particular, the information under the heading “Risk Factors,” prior to making an investment in our securities. Among these important risks are the following:

•
We are currently a single product company that is heavily dependent on the successful development and commercialization of the APPY1 product, and if we encounter delays or difficulties in the development of this product, our business could be harmed.

•	If we fail to obtain FDA clearance, which we expect to proceed under a 510(k) de novo classification path, we cannot market our product in the United States.

•	The successful development of a medical device such as our acute appendicitis test is highly uncertain and requires significant financial expenditures and tim

•	We may not be able to successfully launch sales of our products in the E.U. countries or elsewhere outside of the U.S.

•	We have very limited sales and marketing experience and limited sales capabilities, which may make commercializing our products difficult.

•
Clinical trials are expensive and we cannot assure that we will be able to complete our clinical trial data analysis program successfully within any specific time period, or if such clinical trial data analysis takes longer to complete than we project, our ability to execute our current business strategy will be adversely affected.

Company Information

We were organized as a Colorado corporation on July 24, 2000. Our principal executive offices are located at 1585 S. Perry Street, Castle Rock, Colorado 80104. Our phone number is (303) 794-2000 and our Internet address is www.venaxis.com. The information on our website or any other website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

The Offering

Common stock offered by us	10,000,000 shares of common stock. Each share of common stock is being sold together with a warrant to purchase 0.35 of a share of our common stock.

Warrants
Warrants to purchase up to 3,500,000 shares of our common stock. Each warrant will have an exercise price of $1.36 per share, will be exercisable upon issuance and will expire five years from the date of issuance. This prospectus also relates to the offering of shares of common stock issuable upon the exercise of the warrants.

Common stock outstanding as of the date of this prospectus	22,176,525 Shares, which includes the shares in this offering.

Over-allotment option	Up to 1,500,000 shares of our common stock and warrants to purchase up to 525,000 shares of our common stock. The underwriter fully exercised this option.

Use of proceeds
We have used and intend to use the net proceeds from this offering for general corporate purposes, including funding for further clinical development, seeking FDA clearance for APPY1, and for initial commercialization of APPY1 in the U.S. and the E.U.  See “Use of Proceeds” for additional information.

Risk factors	You should read the “Risk Factors” section and other information included in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

NASDAQ Capital Market symbol
Our common stock is listed on the NASDAQ Capital Market under the symbol “APPY.” We have not listed, and do not intend to list, the warrants on the NASDAQ Capital Market, any other nationally recognized securities exchange or any other nationally recognized trading system.

Unless otherwise indicated, all information in this prospectus, including the number of shares of our common stock to be outstanding after this offering set forth above, excludes the following:

•	1,218,265 shares of common stock issuable upon the exercise of outstanding options granted under our stock option plans at a weighted average exercise price of $8.70 per share;

•	597,505 shares of common stock issuable upon exercise of options granted outside of our stock option plans and warrants at a weighted average exercise price of $5.01 per share;

•	639,940 shares of common stock available for future issuance under our stock option plans;

•	3,500,000 shares of common stock issuable upon the exercise of the warrants offered by us in this offering; and

•
1,500,000 shares of common stock issuable upon the exercise of the underwriter’s over-allotment option and 525,000 shares of common stock issuable upon the exercise of the warrants issuable upon the exercise of the underwriter’s over-allotment option.

SUMMARY FINANCIAL DATA

The following tables summarize our financial data for the periods presented. The summary statements of operations data for the years ended December 31, 2013, 2012 and 2011 have been derived from our audited financial statements, which are incorporated by reference in this prospectus. The historical results are not necessarily indicative of the results to be expected for any future periods. You should read this data together with the financial statements and related notes included elsewhere in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.

STATEMENTS OF OPERATIONS DATA:

	For the Fiscal Year Ended December 31,
	2013	2012	2011
Summary Statements of Operations Data:
Total revenues	$56,000	$42,000	$219,000
Net loss	$(12,149,000)	$(9,212,000)	$(10,214,000)
Basic and diluted net loss per share(1)(2)	$(0.72)	$(1.84)	$(7.61)
Weighted average shares outstanding(2)	16,948,901	4,996,827	1,341,379

(1)	See “Note 1. Organization and summary of significant accounting policies” of Notes to our Financial Statements for a description of the computation of loss per share.

(2)
The basic and diluted net loss per share and weighted average shares outstanding used in the net loss per share calculation have been adjusted to reflect the one-for-five reverse stock split that was effected on July 28, 2011 and the one-for-six reverse stock split that was effected on June 20, 2012.

BALANCE SHEET DATA:

As of December 31,
	2013	2012	2011
Summary Balance Sheet Information:
Current assets	$14,761,000	$12,528,000	$4,321,000
Total assets	$18,640,000	$16,615,000	$8,728,000
Long term liabilities	$3,441,000	$1,845,000	$2,830,000
Total liabilities	$5,690,000	$5,924,000	$4,902,000
Total stockholders’ equity	$12,950,000	$10,691,000	$3,826,000

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

If we fail to obtain FDA clearance, which we expect to seek under a 510(k) de novo classification path, we cannot market our product in the United States.  An alternative path, which is longer and more restrictive, would be required.   Such a process, called a premarket approval (PMA) would place our product in the FDA’s Class III.

Therapeutic or human diagnostic products require FDA clearance (or approval or licensing) prior to marketing and sale. This applies to our ability to market, directly or indirectly, our APPY1 acute appendicitis test. As a new product, this test must undergo lengthy and rigorous development testing and other extensive, costly and time-consuming procedures mandated by the FDA. In order to obtain required FDA clearance we must finalize development of our product and product labeling, and successfully complete clinical testing. This process has taken, and will continue to take, a substantial amount of time and resources to complete. We may elect to delay or cancel our anticipated regulatory submissions for new indications for our proposed new products for a number of reasons. There is no assurance that any of our strategies for obtaining FDA clearance or approval in an expedient manner will be successful, and FDA clearance is not guaranteed. The actual timing of such completion, submission and clearance, could also impact our ability to realize market value from such products. If we do achieve FDA clearance or approval, it could subsequently be suspended or revoked, or we could be fined, based on a failure to continue to comply with ongoing regulatory requirements and standards. Similar regulatory approval or ongoing requirements and contingencies will also be encountered in major international markets.

If we fail to obtain FDA clearance or approval for our human diagnostic products, we will not be able to market and sell our products in the United States. As a result, we would not be able to recover the resources spent on research and development of such products. The inability to obtain FDA clearance or approval for our product may also have an impact on our success in commercializing the product in international markets.

The successful development of a medical device such as our acute appendicitis test is highly uncertain and requires significant financial expenditures and time.

Successful development of medical devices is highly uncertain. Products that appear promising in research or development may be delayed or fail to reach later stages of development or the market for several reasons, including failure to obtain regulatory clearance or approval, manufacturing costs, pricing and reimbursement issues, or other factors that may render the product uneconomical to commercialize. In addition, success in pilot trials does not ensure that larger-scale clinical trials will be successful. Evolutions in development from early stage products to later state products may require additional testing or analysis. Clinical results are frequently susceptible to varying interpretations that may delay, limit, or prevent regulatory approvals. The length of time necessary to complete clinical trials and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly and may be difficult to predict. If our large-scale clinical trials for a product are not successful, we will not recover our substantial investments in that product.

Factors affecting our research and development productivity and the amount of our research and development expenses include, but are not limited to, the number of patients required to be enrolled, site costs (including site overhead) and the outcome of required clinical trials to be conducted by us or our collaborators.

We may not be able to successfully launch sales of our products in the European Union countries or elsewhere outside of the U.S.

We obtained CE marking for our APPY1 products in January 2013.  We have launched commercialization and marketing activities in the Spain, the Benelux Territories, the United Kingdom, France and Germany.  Our strategy is to leverage the experience of key opinion leaders in select hospitals in such countries in order to generate additional meaningful, multinational field data for APPY1 products and leverage successful data into relationships with distributors in the identified target countries.  We may not be able to implement such strategy on a timely basis, and may encounter the uncertainties and delays in adoption that accompany new diagnostic testing alternatives, pricing pressure for our products and difficulties developing the relationships necessary to conduct business outside of the United States.

Clinical trials are expensive and we cannot assure that we will be able to complete our clinical trial data analysis program successfully within any specific time period, or if such clinical trial data analysis takes longer to complete than we project, our ability to execute our current business strategy will be adversely affected.

Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through clinical trials the safety and effectiveness of our products. We have incurred, and we will continue to incur, substantial expense for, and devote a significant amount of time to, product development, pilot trial testing, clinical trials and regulated, compliant manufacturing processes.

We do not know if the recently completed pivotal clinical trial will produce statistically significant or clinically meaningful results sufficient to support an application for marketing approval. Further, if we encounter delays or unexpected data items as part of the analysis, we may need to delay or terminate the planned 510(k) process, which could negatively affect our business.

We face competition in the biotechnology and pharmaceutical industries and new diagnostic tests, which may be developed by others, could impair our ability to maintain and grow our business and remain competitive.

We face competition in the development, manufacture, marketing and commercialization of diagnostic products such as ours from a variety of sources, such as academic institutions, government agencies, research institutions and biotechnology and pharmaceutical companies, including other companies with similar diagnostic or in vitro testing technologies, including those with platform technologies. These platform technologies vary from very large analyzer systems to smaller and less expensive instruments similar to ours. These competitors are working to develop and market other diagnostic tests, systems, products, and other methods of detecting, preventing or reducing disease.

The development of new technologies or improvements in current technologies for diagnosing acute appendicitis, including CT imaging agents and products that would compete with our acute appendicitis test could have an impact on our ability to sell the acute appendicitis tests or the sales price of the tests. This could impact our ability to market the tests or secure a marketing partner - both of which could have a substantial impact on the value of our acute appendicitis products.

Among the many experimental diagnostics and therapies being developed around the world, there may be diagnostics and therapies unknown to us that may compete with our technologies or products.

Many of our potential competitors have much greater capital resources, manufacturing, research and development resources and production facilities than we do. Many of them may also have more experience than we have in preclinical testing and clinical trials of new diagnostic tests and in obtaining FDA and foreign regulatory approvals.

Major technological changes can occur quickly in the biotechnology industry, and the development of technologically improved or different products or technologies may make our product candidates or platform technologies obsolete or noncompetitive.

Physicians, patients, third party payors and the medical community may be slow to adopt, and may not accept or utilize our acute appendicitis test products when and if approved. If our products, if and when approved, do not achieve significant market acceptance, our business, results of operations and financial condition may be materially adversely affected.

Failure to obtain medical reimbursement for our products under development, as well as a changing regulatory environment, may impact our business.

The U.S. healthcare regulatory environment may change in a way that restricts our ability to market our acute appendicitis tests due to medical coverage or reimbursement limits. Sales of our human diagnostic tests will depend in part on the extent to which the costs of such tests are covered by health maintenance, managed care, and similar healthcare management organizations, or reimbursed by government health payor administration authorities, private health coverage insurers and other third party payors. These healthcare payors are increasingly challenging the prices charged for medical products and services. The containment of healthcare costs has become a priority of federal and state governments. Accordingly, our potential products may not be considered to be cost effective, and reimbursement may not be available or sufficient to allow us to sell our products on a competitive basis. Legislation and regulations affecting reimbursement for our products may change at any time and in ways that are difficult to predict and these changes may be adverse to us. Any reduction in Medicare, Medicaid or third party payor reimbursements could have a negative effect on our operating results. The recent addition of the medical device tax is also a challenge to the industry.

We have very limited sales and marketing experience with our products and limited sales capabilities, which may make commercializing our products difficult.

We currently have very little marketing experience and limited sales capabilities. Therefore, in order to commercialize our products, once approved, we must either develop our own marketing and distribution sales capabilities or consider collaborating with a third party to perform these functions. We may, in some instances, rely significantly on sales, marketing and distribution arrangements with collaborative partners and other third parties. In these instances, our future revenues will be materially dependent upon the success of the efforts of these third parties.

We may not be able to attract and retain qualified personnel to serve in our sales and marketing organization, to develop an effective distribution network or to otherwise effectively support our commercialization activities. The cost of establishing and maintaining a sales and marketing organization may exceed its cost effectiveness. If we fail to develop sales and marketing capabilities, if sales efforts are not effective or if costs of developing sales and marketing capabilities exceed their cost effectiveness, our business, results of operations and financial condition would be materially adversely affected.

If we successfully obtain FDA clearance or approval to market our acute appendicitis test, we (or our vendors) may experience manufacturing problems resulting in shortages or delays in production that could limit the near-term growth of our revenue.

Our ability to successfully market the acute appendicitis test, once approved, will partially depend on our ability to obtain and manufacture sufficient quantities of the finished tests from qualified GMP suppliers. While we have identified and qualified suppliers, their ability to produce tests or component parts in sufficient quantities to meet possible demand may cause delays in securing products or could force us to seek alternative suppliers. The need to locate and use alternative suppliers could also cause delivery delays for a period of time. Delays in finalizing and progressing under agreements with cGMP facilities may delay our FDA clearance process and potentially delay sales of such products. In addition, we may encounter difficulties in production due to, among other things, the inability to obtain sufficient amounts of raw materials, components or finished goods inventory and quality control issues with raw materials, components or finished goods. These difficulties could reduce sales of our products, increase our costs or cause production delays, all of which could damage our reputation and hurt our financial condition. To the extent that we enter into manufacturing arrangements with third parties, we will depend on them to perform their obligations in a timely manner and in accordance with applicable government regulations.

We may not achieve the anticipated revenue from the out-licensing of our animal health assets.

In 2012, we entered into an exclusive license agreement with a third party to license all of our animal health assets in return for license fees, milestone and royalty payments. If product development efforts using our animal health assets are not successful in achieving commercial products, we may not receive all anticipated milestone and royalty payments.

Our results of operations could be affected by our royalty payments due to third parties.

Any revenues from products under development will likely be subject to royalty payments under licensing or similar agreements. Major factors affecting these payments include, but are not limited to:

•	coverage decisions by governmental and other third party payors;
•	our ability to achieve meaningful sales of our products;
•	the achievement of milestones established in our license agreements; and
•	our use of the intellectual property licensed in developing the products.

If we need to seek additional intellectual property licenses in order to complete our product development, our cumulative royalty obligations could adversely affect our net revenues and results of operations.

Our success depends on our ability to successfully develop, obtain clearance or approval for and commercialize new products.

Our success depends on our ability to successfully develop and market new products. Although we have been engaged in human diagnostic antigen manufacturing operations and historically, and substantially all of our revenues have been derived from this business, our ability to substantially increase our revenues and generate net income is contingent on successfully developing one or more products. Our ability to develop any of products is dependent on a number of factors, including funding availability to complete development efforts, to adequately test and refine products, to seek required FDA clearance or approval and to commercialize our products, thereby generating revenues once development efforts prove successful. We have encountered in the past, and may again encounter in the future, problems in the testing phase for our products, which sometimes resulted in substantial setbacks in the development process. There can be no assurance that we will not encounter similar setbacks with the products in our pipeline, or that funding from outside sources and our revenues will be sufficient to bring any or all of our products to the point of commercialization. There can be no assurance that the products we are developing will work effectively in the marketplace, or that we will be able to produce them on an economical basis.

Health care legislation, including the Patient Protection and Affordable Care Act and the Health Insurance Portability and Accountability Act of 1996, may have a material adverse effect on us.

The Patient Protection and Affordable Care Act (PPACA) substantially changes the way healthcare is financed by government and private insurers, encourages improvements in healthcare quality, and impacts the medical device industry. The PPACA includes an excise tax on entities that manufacture or import medical devices offered for sale in the United States; a new Patient-Centered Outcomes Research Institute to conduct comparative effectiveness research; and payment system reforms.

The PPACA also imposes new reporting and disclosure requirements on device and drug manufacturers for any payment or transfer of value made or distributed to physicians or teaching hospitals. Under these provisions, known as the Physician Payment Sunshine Act, affected device and drug manufacturers need to begin data collection on August 1, 2013, with the first reports due in 2014. These provisions require, among other things, extensive tracking and maintenance of databases regarding the disclosure of relationships and payments to physicians and teaching hospitals. In addition, certain states have passed or are considering legislation restricting our interactions with health care providers and/or requiring disclosure of many payments to them. Failure to comply with these tracking and reporting laws could subject us to significant civil monetary penalties.

The Health Insurance Portability and Accountability Act of 1996 (HIPAA) created new federal statutes to prevent healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs such as the Medicare and Medicaid programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment or exclusion from government sponsored programs. HIPAA also established uniform standards governing the conduct of certain electronic healthcare transactions and protecting the security and privacy of individually identifiable health information maintained or transmitted by healthcare providers, health plans and healthcare clearinghouses.

Both federal and state government agencies are continuing heightened and coordinated civil and criminal enforcement efforts. As part of announced enforcement agency work plans, the federal government will continue to scrutinize, among other things, the billing practices of hospitals and other providers of healthcare services. The federal government also has increased funding to fight healthcare fraud, and it is coordinating its enforcement efforts among various agencies, such as the U.S. Department of Justice, the Office of Inspector General and state Medicaid fraud control units. We believe that the healthcare industry will continue to be subject to increased government scrutiny and investigations.

If we fail to obtain regulatory approval in foreign jurisdictions, then we cannot market our products in those jurisdictions.

We plan to market some of our products in foreign jurisdictions. Specifically, we expect that APPY1 will be aggressively marketed in foreign jurisdictions. We may need to obtain regulatory approval from foreign jurisdictions to do so and obtaining such approval in one jurisdiction does not necessarily guarantee approval in another. We may be required to conduct additional testing or to provide additional information, resulting in additional expenses, to obtain necessary approvals. If we fail to obtain approval in such foreign jurisdictions, we would not be able to sell our products in such jurisdictions, thereby reducing the potential revenue from the sale of our products.

We may be unable to retain key employees or recruit additional qualified personnel.

Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in our business. A loss of the services of our qualified personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner would harm our development programs and our business.

Our product liability insurance coverage may not be sufficient to cover claims.

Our insurance policies currently cover claims and liabilities arising out of defective products for losses up to $3.0 million per incident. As a result, if a claim were to be successfully brought against us, we may not have sufficient insurance that would apply and would have to pay any costs directly, which we may not have the resources to do.

Risks Relating to our Intellectual Property

Our competitive position is contingent upon the production of our intellectual property and we may not be able to withstand challenges to our intellectual property rights.

We rely on our intellectual property, including our issued and applied for patents and our licenses, as the foundation of our business. If our intellectual property rights are challenged, no assurances can be given that our patents or licenses will survive claims alleging invalidity or infringement on other patents or licenses. Additionally, disputes may arise regarding inventorship of our intellectual property. There also could be existing patents of which we are unaware that our products may be infringing upon. As the number of participants in the market grows, the possibility of patent infringement claims against us increases. It is difficult, if not impossible, to determine how such disputes would be resolved. Furthermore, because of the substantial amount of discovery required in connection with patent litigation, there is a risk that some of our confidential information could be required to be publicly disclosed. In addition, during the course of patent litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. Any litigation claims against us may cause us to incur substantial costs and could place a significant strain upon our financial resources, divert the attention of management or restrict our core business or result in the public disclosure of confidential information. The occurrence of any of the foregoing could materially impact our business.

We may incur substantial costs as a result of litigation or other proceedings relating to patents and other intellectual property rights and we may be unable to protect our rights to, or use of, our technology.

Some or all of our patent applications may not issue as patents, or the claims of any issued patents may not afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors, if any, may be challenged and subsequently narrowed, invalidated or circumvented. Patent litigation is widespread in the biotechnology industry and could harm our business. Litigation might be necessary to protect our patent position or to determine the scope and validity of third party proprietary rights.

If we choose to go to court to stop someone else from using the inventions claimed in our patents, that individual or company would have the right to ask the court to rule that such patents are invalid or should not be enforced against that third party. These lawsuits are expensive and we may not have the required resources to pursue such litigation or to protect our patent rights. In addition, there is a risk that the court will decide that these patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of these patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our rights in these patents.

Furthermore, a third party may claim that we are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In addition, there is a risk that a court will order us to pay the other party treble damages for having violated the other party’s patents. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods of use either do not infringe the claims of the relevant patent or that the patent claims are invalid, and we may not be able to do this. Proving invalidity in the United Sates, in particular, is difficult because it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

In addition, changes in either patent laws or in interpretations of patent laws in the United States and other countries may materially diminish the value of our intellectual property or narrow the scope of our patent protection. In September 2011, the U.S. Congress passed the Leahy-Smith America Invents Act (AIA) which became effective in March 2013. The AIA reforms United States patent law in part by changing the standard for patent approval for certain patents from a “first to invent” standard to a “first to file” standard and developing a post-grant review system. It is too early to determine what the effect or impact the AIA will have on the operation of our business and the protection and enforcement of our intellectual property. However, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our patent applications and could further require us to obtain rights to issued patents covering such technologies. If another party has filed a U.S. patent application on inventions similar to ours, we may have to participate in an interference or other proceeding in the U.S. Patent and Trademark Office, or the PTO, or a court to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our U.S. patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Obtaining and maintaining our patent protection depends upon compliance with various procedural, document submissions, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The PTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

Our failure to secure trademark registrations could adversely affect our ability to market our product candidates and our business.

Our trademark applications in the United States and any other jurisdiction where we may file, when filed, may not be allowed for registration, and our registered trademarks may not be maintained or enforced. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the PTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our applications or registrations, and our applications or registrations may not survive such proceedings. Failure to secure such trademark registrations in the United States and in foreign jurisdictions could adversely affect our ability to market our product candidates and our business.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could impede our ability to compete.

Because we operate in the highly technical field of biotechnology we rely in part on trade secret protection in order to protect our proprietary trade secrets and unpatented know-how. However, trade secrets are difficult to protect, and we cannot be certain that others will not develop the same or similar technologies on their own. We have taken steps, including entering into confidentiality agreements with all of our employees, consultants and corporate partners, to protect our trade secrets and unpatented know-how. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. We also typically obtain agreements from these parties which provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets or know-how is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets or know-how. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

We may not be able to adequately protect our intellectual property outside of the United States.

The laws in some of those countries may not provide protection for our trade secrets and intellectual property. If our trade secrets or intellectual property are misappropriated in those countries, we may be without adequate remedies to address the issue. Additionally, we also rely on confidentiality and assignment of invention agreements to protect our intellectual property. These agreements provide for contractual remedies in the event of misappropriation. We do not know to what extent, if any, these agreements and any remedies for their breach, will be enforced by a foreign or domestic court. In the event our intellectual property is misappropriated or infringed upon and an adequate remedy is not available, our future prospects will greatly diminish.

Additionally, prosecuting and maintaining intellectual property (particularly patent) rights are very costly endeavors. We do not know whether legal and government fees will increase substantially and therefore are unable to predict whether cost may factor into our intellectual property strategy.

 Risks Related to Our Securities

We require additional capital for future operations and we cannot assure you that capital will be available on reasonable terms, if at all, or on terms that would not cause substantial dilution to our existing shareholders.

We have historically needed to raise capital to fund our operating losses including development expenses, which have been significant. We expect to continue to incur operating losses in the 2014 calendar year and at least into 2015. If capital requirements vary materially from those currently planned, we may require additional capital sooner than expected. There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to us, if at all, especially in light of the state of the current financial markets which could impact the timing, terms and other factors in our attempts to raise capital. Any sale of a substantial number of additional shares may cause dilution to our existing shareholders and could also cause the market price of our common stock to decline.

Current challenges in the commercial and credit environment may adversely affect our business and financial condition.

The global financial markets have recently experienced unprecedented levels of volatility. Our ability to generate cash flows from operations, issue debt or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for the Company’s products or in the solvency of its customers or suppliers, deterioration in the Company’s key financial ratios or credit ratings, or other significantly unfavorable changes in conditions. While these conditions and the current economic downturn have not meaningfully adversely affected our operations to date, continuing volatility in the global financial markets could increase borrowing costs or affect the Company’s ability to access the capital markets. Current or worsening economic conditions may also adversely affect the business of our customers, including their ability to pay for our products and services, and the amount spent on healthcare in general. This could result in a decrease in the demand for our potential products and services, longer sales cycles, slower adoption of new technologies and increased price competition. These conditions may also adversely affect certain of our suppliers, which could cause a disruption in our ability to produce our products.

We do not anticipate paying any dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

The Company does not intend to declare any dividends on our shares of common stock in the foreseeable future and currently intends to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their shares of our common stock at or above the price they paid for them.

Our stock price, like that of many biotechnology companies, is volatile.

The market prices for securities of biotechnology companies, in general, have been highly volatile and may continue to be highly volatile in the future, particularly in light of the current financial markets. In addition, the market price of our common stock has been and may continue to be volatile, especially on the eve of Company announcements which the market is expecting, as is the case with clinical trial results. Among other factors, the following may have a significant effect on the market price of our common stock:

●
announcements of clinical trial results, FDA correspondence or interactions, developments with regard to our intellectual property rights, technological innovations or new commercial products by us or our competitors;

●	publicity regarding actual or potential medical results related to products under development or being commercialized by us or our competitors;
●	regulatory developments or delays affecting our products under development in the United States and other countries; and
●	new proposals to change or reform the U.S. healthcare system, including, but not limited to, new regulations concerning reimbursement programs.

As a public company we are subject to complex legal and accounting requirements that require us to incur substantial expenses, and our financial controls and procedures may not be sufficient to ensure timely and reliable reporting of financial information, which, as a public company, could materially harm our stock price and listing on the NASDAQ Capital Market.

As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies. The cost of compliance with many of these requirements is substantial, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence, delisting of our securities and/or governmental or private actions against us. We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-а-vis our privately held and larger public competitors.

The Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) requires, among other things, that we maintain effective internal controls over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of Sarbanes-Oxley. Our compliance with Section 404 of Sarbanes-Oxley requires that we incur substantial accounting expense and expend significant management efforts. The effectiveness of our controls and procedures may in the future be limited by a variety of factors, including:

●	faulty human judgment and simple errors, omissions or mistakes;
●	fraudulent action of an individual or collusion of two or more people;
●	inappropriate management override of procedures; and
●	the possibility that any enhancements to controls and procedures may still not be adequate to assure timely and accurate financial information.

If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, we may be subject to NASDAQ delisting, investigations by the SEC and civil or criminal sanctions.

Our ability to successfully implement our business plan and comply with Section 404 requires us to be able to prepare timely and accurate financial statements. We expect that we will need to continue to improve existing, and implement new operational, financial and accounting systems, procedures and controls to manage our business effectively.

Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls may cause our operations to suffer, and we may be unable to conclude that our internal control over financial reporting is effective as required under Section 404 of Sarbanes-Oxley. If we are unable to complete the required Section 404 assessment as to the adequacy of our internal control over financial reporting, if we fail to maintain or implement adequate controls, our ability to obtain additional financing could be impaired. In addition, investors could lose confidence in the reliability of our internal control over financial reporting and in the accuracy of our periodic reports filed under the Securities Exchange Act of 1934, as amended (Exchange Act). A lack of investor confidence in the reliability and accuracy of our public reporting could cause our stock price to decline.

The price of our common stock may continue to be volatile.

Our common stock is currently traded on the NASDAQ Capital Market. The trading price of our common stock from time to time has fluctuated widely and may be subject to similar volatility, in the future. For example in the calendar year ended December 31, 2013, our common stock traded as low as $1.20 and as high as $2.74. In the calendar year ended December 31, 2012, our common stock traded as low as $1.33 and as high as $5.88. The trading price of our common stock in the future may be affected by a number of factors, including events described in these “Risk Factors.” In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources, and could have a material adverse effect on our financial condition.

We may not be able to maintain our current listing on the NASDAQ Capital Market and a delisting could limit the liquidity of our stock, increase its volatility and hinder our ability to raise capital.

On February 13, 2012, the Company received notice from NASDAQ that the Company’s stock trading price was not in compliance with NASDAQ’s requirement that listed companies maintain a price of at least $1.00 per share. Further, on May 15, 2012, the Company received notice from NASDAQ of the Company’s non-compliance with the listing requirement to maintain stockholders’ equity of at least $2,500,000. Following the completion of a public offering in June 2012, and a one-for-six reverse stock split effected on June 20, 2012, the Company regained compliance with both standards for continued listing on the NASDAQ Capital Market. There can be no assurance that we will be able to maintain the listing of our common stock in the future.

If our common stock is delisted by NASDAQ, our common stock may be eligible for quotation on an over-the-counter quotation system or on the pink sheets. Upon any such delisting, our common stock would become subject to the regulations of the SEC relating to the market for penny stocks. A penny stock is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit the ability of shareholders to sell securities in the secondary market. In such a case, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of our common stock, and there can be no assurance that our common stock will be eligible for trading or quotation on any alternative exchanges or markets.

Delisting from NASDAQ could adversely affect our ability to raise additional financing through public or private sales of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our common stock. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

There is no public market for the warrants to purchase shares of our common stock offered by us in this offering.

There is no established public trading market for the warrants offered in this offering, and we do not expect a market to develop. In addition, we have not listed, and do not intend to apply to list, the warrants on any national securities exchange or other nationally recognized trading system, including the NASDAQ Capital Market. Without an active market, the liquidity of the warrants will be limited.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act.  All statements, other than statements of historical fact, included or incorporated in this report regarding our strategy, future operations, collaborations, intellectual property, cash resources, financial position, future revenues, projected costs, prospects, plans, and objectives of management are forward-looking statements.  The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.  There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements.  These important factors include those set forth above under the heading “Risk Factors.”  These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus.  In addition, any forward-looking statements represent our estimates only as of the date that this prospectus is filed with the SEC, and should not be relied upon as representing our estimates as of any subsequent date.  We do not assume any obligation to update any forward-looking statements.  We disclaim any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

The offering that is the subject of this prospectus generated approximately $14.4 million in total proceeds.  Fees and other expenses totaled approximately $1,405,000.

We have used and intend to use the net proceeds to us from this offering, together with our existing cash resources, for working capital and other general corporate purposes, including funding for further clinical development, seeking FDA clearance for APPY1, and for initial commercialization of APPY1 in the U.S. and the E.U.

We may also invest working capital in acquiring or developing technologies that complement our business.  Our management will have broad discretion in the application of net proceeds, and investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering.

Pending use of the proceeds as described above, we intend to invest the proceeds in short-term, interest-bearing, investment grade securities.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs. Our building mortgage loan restricts us from paying dividends without the lender’s consent.

CAPITALIZATION

The following table presents a summary of our cash, cash equivalents, short-term investments and capitalization as of December 31, 2013 and December 31, 2012.

You should read the following table in conjunction with “Use of Proceeds,” “Selected Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and the related notes thereto incorporated by reference in this prospectus.

	As of December 31,
	2013	2012
Cash, cash equivalents and short-term investments	$14,301,331	$12,140,878
Current liabilities	$2,249,023	$4,078,953
Long-term liabilities	$3,441,049	$1,844,838
Stockholders’ equity
Common stock, no par value, 60,000,000 shares authorized; 21,454,380 and 9,954,380 shares issued and outstanding	$99,331,585	$84,924,133
Accumulated deficit	$(86,381,788)	$(74,233,133)

COMMON STOCK PRICE RANGE

Our common stock is quoted on the NASDAQ Capital Market under the symbol “APPY.”  The following table shows the high and low sale prices per share of our common stock as reported by the NASDAQ Capital Market during the periods presented, on a post-split basis.

	Price Range
	High	Low
2012
First Quarter	$5.88	$3.90
Second Quarter	4.44	1.88
Third Quarter	2.77	1.33
Fourth Quarter	2.93	2.04
2013
First Quarter	$2.74	$1.99
Second Quarter	2.13	1.20
Third Quarter	2.16	1.26
Fourth Quarter	2.14	1.57

As of March 6, 2014 we had approximately 950 holders of record (excluding an indeterminable number of stockholders whose shares are held in street or “nominee” name) of our common stock.

The closing price of our common stock on March 26, 2014 was $2.52 per share.

During the last two fiscal years we have not paid any dividend on any class of equity securities. We anticipate that for the foreseeable future all earnings will be retained for use in our business and no cash dividends will be paid to stockholders. Any payment of cash dividends in the future on the Company’s common stock will be dependent upon our financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant.

SELECTED FINANCIAL DATA

The following tables summarize our financial data for the periods presented. You should read this data together with the financial statements and related notes included elsewhere in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere or incorporated by reference in this prospectus.

	For the Fiscal Years Ended December 31,
	2013	2012	2011	2010	2009
Summary Statement of Operations Items:
Total revenues	$56,000	$42,000	$219,000	$370,000	$291,000
Net loss	$(12,149,000)	$(9,212,000)	$(10,214,000)	$(13,338,000)	$(15,518,000)
Basic and diluted loss per share	$(0.72)	$(1.84)	$(7.61)	$(10.17)	$(14.03)
Weighted average shares Outstanding	16,948,901	4,996,827	1,341,379	1,310,956	1,105,639

	As of December 31,
	2013	2012	2011	2010	2009
Summary Balance Sheet Information:
Current assets	$14,761,000	$12,528,000	$4,321,000	$12,307,000	$14,427,000
Total assets	$18,640,000	$16,615,000	$8,728,000	$17,159,000	$19,378,000
Long term liabilities	$3,441,000	$1,845,000	$2,830,000	$3,180,000	$3,290,000
Total liabilities	$5,690,000	$5,924,000	$4,902,000	$5,912,000	$6,564,000
Equity	$12,950,000	$10,691,000	$3,826,000	$11,247,000	$12,814,000

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

RESULTS OF OPERATIONS

Management’s plans and basis of presentation

The Company has experienced recurring losses and negative cash flows from operations.  At December 31, 2013, the Company had approximate balances of cash and liquid investments of $14,301,000, working capital of $12,512,000, total stockholders’ equity of $12,950,000 and an accumulated deficit of $86,382,000. To date, the Company has in large part relied on equity financing to fund its operations.  The Company expects to continue to incur losses from operations for the near-term and these losses could be significant as product development, regulatory activities, contract consulting and other commercial and product development related expenses are incurred. The Company believes that its current working capital position will be sufficient to meet its estimated cash needs for the remainder of 2014 and into early 2015. If the Company does not obtain the FDA clearance, the Company would potentially be required to change the scope of its product development activities, change its strategic focus or cease operations.  The Company continues to explore obtaining additional financing.  The Company is closely monitoring its cash balances, cash needs and expense levels.

Management’s strategic plans include the following:

●	continuing commercialization of the Company’s principal product, APPY1;
●	pursuing additional capital raising opportunities;
●	continuing to explore prospective partnering or licensing opportunities with complementary opportunities and technologies; and
●	continuing to monitor and implement cost control initiatives to conserve cash.

Revenues

Year 2013 compared to Year 2012

Sales of approximately $56,000 were recorded for the year ended December 31, 2013 as compared to $42,000 in the 2012 period. In 2013, revenues were generated by APPY1 product sales with the 2012 sales being generated by antigen products. Sales of the APPY1 products in 2013 have been made to customers for initial stocking orders in the E.U. under commercial development agreements. Three European-based customers accounted for 100% of the 2013 sales, and individually represented 43%, 35% and 22% of such sales. Antigen production was suspended in 2010.

In July 2012, the Company entered into an Exclusive License Agreement (License Agreement) with Ceva Santé Animale S.A. (Licensee) under which the Company granted the Licensee an exclusive royalty-bearing license to the Company’s intellectual property and other assets, including patent rights and know-how, relating to recombinant single chain reproductive hormone technology for use in non-human mammals (Company’s Animal Health Assets).  The net total payments received under this agreement were recorded as deferred revenue and are being recognized as revenue over future periods.    During the year ended December 31, 2013, $85,000 of such license payments was recognized as revenue, as compared to $21,000 for the year ended December 31, 2012.

Cost of sales for the year ended December 31, 2013 increased by approximately $21,000 compared to the 2012 period. In 2013, costs of sales were related to the APPY1 product sales with the 2012 costs of sale related to antigen products. As a percentage of sales, gross profit was 62% in the 2013 period as compared to gross profit of 99% in the 2012 period.

Year 2012 compared to Year 2011

Sales of the Company’s antigen products for the year ended December 31, 2012, totaled $42,000, which was a $178,000 or 81% decrease from the 2011 period. The decrease in sales is primarily attributable to the Company’s previous strategic decision to terminate antigen production and focus available scientific resources on APPY1 product development.  Three customers accounted for $34,000 of the total 2012 sales, and individually represented 40%, 30%, and 13% of such sales.

In July 2012, the Company entered into an Exclusive License Agreement (License Agreement) with a licensee (Licensee) under which the Company granted the Licensee an exclusive royalty-bearing license to the Company’s intellectual property and other assets, including patent rights and know-how, relating to recombinant single chain reproductive hormone technology for use in non-human mammals (Company’s Animal Health Assets).  The net total payments received under this agreement were recorded as deferred revenue and are being recognized as revenue over future periods.    During the year ended December 31, 2012, $21,000 of such license payments was recognized as revenue.

Cost of sales for the year ended December 31, 2012 decreased by $15,800 compared to the 2011 period. As a percentage of sales, gross profit was 99% in the 2012 period as compared to gross profit of 93% in the 2011 period.

Selling, General and Administrative Expenses

Year 2013 compared to Year 2012

Selling, general and administrative expenses in the year ended December 31, 2013, totaled $5,517,000, which was a $332,000 or 6% increase as compared to the 2012 period. A reduction in personnel and a lower incentive bonus expense in 2013 resulted in a decrease in compensation related costs of approximately $487,000.  The decrease was offset by an increase of $595,000 in expenses associated with marketing and commercialization activities in 2013 and an increase of $436,000 in stock-based compensation, primarily due to a higher level of options granted in 2013.

Year 2012 compared to Year 2011

Selling, general and administrative expenses in the year ended December 31, 2012, totaled $5,185,000, which was a $390,000 or 7% decrease as compared to the 2011 period. A reduction in personnel from 2011 to 2012 resulted in a decrease in compensation related costs of approximately $307,000.  Total stock-based compensation and non-qualified option expenses were approximately $419,000 lower in the 2012 period, primarily due to lower values associated with options granted in 2012.  During the year ended December 31, 2012, expenses associated with legal and accounting fees decreased by $66,000 and public company expenses decreased by $68,000.  These decreases were offset by an increase of $495,000 in expenses associated with marketing and commercialization activities in 2012.  Insurance costs increased by approximately $74,000 due generally to normal price increases.

Research and Development

Year 2013 compared to Year 2012

Research and development expenses in the year ended December 31, 2013 totaled $6,706,000, which is a $2,868,000 or 75% increase as compared to the 2012 period. Clinical trial related expenses increased by approximately $3,362,000 in 2013 as the APPY1 clinical trial activities accelerated during 2013, with the clinical trial enrollment completed in early 2014. This was offset by a decrease in APPY1 test development expenses in 2013 of approximately $672,000, as compared to 2012 expenses.

Year 2012 compared to Year 2011

Research and development expenses in the year ended December 31, 2012 totaled $3,838,000, which is a $1,828,000 or 32% decrease as compared to the 2011 period. APPY1 test development and research expenses in 2012 decreased by approximately $1,238,000, as compared to 2011 expenses. This decrease included a decrease of approximately $1,006,000 in reduced expenses for development of the cassette and reader expenses inclusive of reduced regulatory costs and additional marker discovery efforts and approximately $232,000 related to reduced clinical trial costs as the 2011 APPY1 clinical pilot trial was completed in 2011.  Expenses incurred for the single-chain animal product development decreased by approximately $363,000 in the 2012 period following the execution of the animal health license agreement.  Patent related expenses, including patent impairment expenses in 2012 decreased by approximately $239,000 over 2011 amounts.

Other Income and Expense

Year 2013 compared to Year 2012

Interest and other expense for the year ended December 31, 2013, decreased to $45,000, compared to an expense of $251,000 in the 2012 period.  The decrease in interest expense is primarily due to the lower rate of interest following the refinanced commercial portion of the mortgage in 2013, and the payoff of the balance under the Novartis Termination Agreement.

Year 2012 compared to Year 2011

Interest and other expense for the year ended December 31, 2012, increased to an expense of $251,000, compared to income of $762,000 in the 2011 period.  The increase in interest expense is primarily due to imputed interest expense under the Novartis Termination Agreement and the financing of certain insurance obligations. Other income in 2011 includes a gain of approximately $939,000 resulting from the Termination Agreement with Novartis.

Income Taxes

No income tax benefit was recorded on the loss for the year ended December 31, 2013, as management of the Company was unable to determine that it was more likely than not that such benefit would be realized. At December 31, 2013, the Company had a net operating loss carry forwards for income tax purposes of approximately $80 million, expiring through 2033.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2013, the Company had working capital of $12,512,000, which included cash, cash equivalents and short term investments of $14,301,000.  The Company reported a net loss of $12,149,000 during the year ended December 31, 2013, which included $1,727,000 in net non-cash expenses consisting of stock-based compensation totaling $1,438,000, depreciation and amortization totaling $327,000 and net gains of $38,000.

Currently, the Company’s primary focus is to continue advancement of the steps required for FDA clearance for its acute appendicitis diagnostic test, as well as advancing on commercialization and marketing activities following the recent attainment of CE marking in Europe.

In May 2013, the Company completed a public offering of securities consisting of 11,500,000 shares of common stock at an offering price of $1.25 per share, generating approximately $14.4 million in total proceeds. Fees and other expenses totaled approximately $1,405,000, including a placement fee of 7%. Under the terms of the offering, investors received, for each common share purchased, a warrant to purchase 0.35 of a common share, this resulted in the issuance of warrants to purchase a total of 4,025,000 shares of common stock if all warrants are fully exercised.  The exercise price of the warrants is $1.36 per share; the warrants were exercisable upon issuance and expire in May 2018. Under the terms of the Underwriting Agreement, the underwriter exercised the option to purchase an additional 15% of the offering amount which is included in the above amounts. The purpose of the offering was to raise funds for working capital, new product development and general corporate purposes.

In November 2012, the Company completed a public offering of securities consisting of 1,946,000 shares of common stock at an offering price of $2.10 per share, generating approximately $4.1 million in total proceeds. Fees and other expenses totaled $445,000, including an underwriter’s fee of 7%. In connection with the offering, the underwriter exercised an over-allotment option to purchase 291,900 additional shares of common stock at $2.10 per share generating approximately $566,000 net of expenses of approximately $47,000.

In June 2012, the Company completed a public offering of securities consisting of 6,100,000 shares of common stock at an offering price of $2.00 per share, generating approximately $12.2 million in total proceeds. Fees and other expenses totaled $1,261,000, including an underwriter’s fee of 7%. In connection with the offering, the underwriter received warrants to purchase a total of 305,000 shares of the Company’s common stock.  The exercise price of the warrants is $2.50 per share; the warrants become exercisable in June 2013 and expire in June 2017.

We expect to continue to incur losses from operations for the near-term and these losses could be significant as we incur product development, clinical and regulatory activities, contract consulting and other product development and commercialization related expenses. We believe that our current working capital position will be sufficient to meet our estimated cash needs for the remainder of 2014 and into 2015. The Company is pursuing additional financing opportunities; however, there can be no assurance that the Company will be able to obtain sufficient additional financing on terms acceptable to the Company, if at all.   We are closely monitoring our cash balances, cash needs and expense levels. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result in the possible inability of the Company to continue as a going concern.

Based upon our experience, clinical trial expenses can be significant costs.  During the years ended December 31, 2013, 2012, and 2011, we expended approximately $4,762,000, $2,150,000 and $3,388,000, respectively, in direct costs for APPY1 development and related clinical and regulatory efforts. Steps to achieve commercialization of the acute appendicitis product will be an ongoing and evolving process with expected improvements and possible subsequent generations being evaluated for the test. Should we be unable to achieve FDA clearance of the APPY1 appendicitis test or generate sufficient revenues from the product, we would need to rely on other business or product opportunities to generate revenues and costs that we have incurred for the acute appendicitis patent may be deemed impaired.

In July 2012, the Company entered into an Exclusive License Agreement (the “License Agreement”) with Ceva Santé Animale S.A. (“Licensee”), under which the Company granted the Licensee an exclusive royalty-bearing license, until December 31, 2028, to the Company’s intellectual property and other assets, including patent rights and know-how, relating to recombinant single chain reproductive hormone technology for use in non-human mammals (the “Company’s Animal Health Assets”). The License Agreement is subject to termination by the Licensee (a) for convenience on 180 days prior written notice, (b) in the Licensee’s discretion in the event of a sale or other disposal of the Company’s animal health assets, (c) in the Licensee’s discretion upon a change in control of the Company, (d) for a material breach of the License Agreement by the Company; or (e) in the Licensee’s discretion, if the Company becomes insolvent.  The License Agreement is also terminable by the Company if there is a material breach of the License Agreement by the Licensee, or if the Licensee challenges the Company’s ownership of designated intellectual property. The License Agreement includes a sublicense of the technology licensed to the Company by WU. Under the terms of the WU License Agreement, a portion of license fees and royalties Venaxis receives from sublicensing agreements will be paid to WU. The obligation for such license fees due to WU is included in accrued expenses at December 31, 2013.

Under the License Agreement as of December 31, 2013, the following future milestone payments are provided, assuming future milestones are successfully achieved:

●	Milestone payments, totaling up to a potential of $1.1 million in the aggregate, based on the satisfactory conclusion of milestones as defined in the License Agreement;
●	Potential for milestone payments of up to an additional $2 million for development and receipt of regulatory approval for additional licensed products; and
●	Royalties, at low double digit rates, based on sales of licensed products.
In November 2011, the Company entered into a Termination Agreement with Novartis Animal Health, Inc. (Novartis Termination Agreement) to terminate the 2008 Novartis License Agreement.  Under the Novartis termination Agreement, the termination obligation totaled $1,374,000, and at December 31, 2013, the termination obligation had been repaid.

We have entered and expect to continue to enter into additional agreements with contract manufacturers for the development / manufacture of certain of our products for which we are seeking FDA approval. The goal of this development process is to establish current good manufacturing practices (cGMP) required for those products for which we are seeking FDA approval. These development and manufacturing agreements generally contain transfer fees and possible penalty and /or royalty provisions should we transfer our products to another contract manufacturer. We expect to continue to evaluate, negotiate and execute additional and expanded development and manufacturing agreements, some of which may be significant commitments. We may also consider acquisitions of development technologies or products should opportunities arise that we believe fit our business strategy and would be appropriate from a capital standpoint.

The Company periodically enters into generally short-term consulting and development agreements primarily for product development, testing services and in connection with clinical trials conducted as part of the Company’s FDA clearance process. Such commitments at any point in time may be significant but the agreements typically contain cancellation provisions.

We have a permanent mortgage on our land and building that was refinanced in May 2013. The mortgage is held by a commercial bank and includes a portion guaranteed by the U. S. Small Business Administration. The loan is collateralized by the real property and the SBA portion is also personally guaranteed by a former officer of the Company. The commercial bank loan terms include a payment schedule based on a fifteen year amortization, with a balloon maturity at five years. The commercial bank portion has an interest rate fixed at 3.95%, and the SBA portion bears interest at the rate of 5.86%. The commercial bank portion of the loan requires total monthly payments of approximately $11,700, which includes approximately $5,200 per month in interest. The SBA portion of the loan requires total monthly payments of approximately $9,200 through July 2023, which currently includes approximately $4,100 per month in interest and fees.

Due to recent market events that have adversely affected all industries and the economy as a whole, management has placed increased emphasis on monitoring the risks associated with the current environment, particularly the investment parameters of the short term investments, the recoverability of current assets, the fair value of assets, and the Company’s liquidity. At this point in time, there has not been a material impact on the Company’s assets and liquidity. Management will continue to monitor the risks associated with the current environment and their impact on the Company’s results.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Operating Activities

Net cash consumed by operating activities was $9,730,000 during the year ended December 31, 2013. Cash was consumed by the loss of $12,149,000, less non-cash expenses of $1,438,000 for stock-based compensation, depreciation and amortization totaling $327,000 and impairment and other items, net totaling $48,000, offset by the amortization of license fee totaling $85,000. Increases in prepaid and other current assets of $258,000 used cash, primarily related to routine changes in operating activities.  There was a $432,000 increase in accounts payable and accrued expenses in the year ended December 31, 2013, primarily due to increases in the activity levels at year end for the Company’s APPY1 clinical, regulatory, and marketing activities.  A decrease of $304,000 in accrued compensation consumed cash.  Cash provided by operations included a net increase of $306,000 in deferred revenue, relating to milestone payments under the License Agreement for the Company’s animal health assets.

Net cash consumed by operating activities was $5,489,000 during the year ended December 31, 2012. Cash was consumed by the loss of $9,212,000, less non-cash expenses of $931,000 for stock-based compensation, depreciation and amortization totaling $430,000 and impairment and other items, net totaling $26,000. For the year ended December 31, 2012, decreases in accounts receivable generated cash of $35,000. Decreases in prepaid and other current assets of $408,000 provided cash, primarily related to routine changes in operating activities.  There was a $306,000 increase in accounts payable and accrued expenses in the year ended December 31, 2012, primarily due to increases in the activity levels at year end for the Company’s APPY1 clinical, regulatory, and marketing activities.  An increase of $405,000 in accrued compensation provided cash.  Cash provided by operations included an increase of $1,182,000 in deferred revenue, following the execution of the License Agreement for the Company’s animal health assets.

Net cash consumed by operating activities was $8,333,000 during the year ended December 31, 2011. Cash was consumed by the loss of $10,214,000, less net non-cash expenses of $1,093,000, including stock-based compensation totaling $1,336,000, $491,000 for depreciation and amortization, impairment and related charges totaling $275,000 and a $939,000 non-cash gain related to the Novartis Termination Agreement. For the year ended December 31, 2011, a $38,000 decrease in accounts receivable associated with lower antigen sales generated cash. A decrease in prepaid and other current assets of $427,000 provided cash, primarily related to routine changes in operating activities. Cash increased from an increase of $292,000 in accounts payable, net of the non-cash adjustment of $837,000 decreasing the accounts payable balance associated with the Novartis Termination Agreement settlement.  Accrued expenses decreased $31,000 in the year ended December 31, 2011 also generated cash, primarily due to a combination of an increase in accrued expenses related to APPY1 pilot trial expenses and a decrease of $180,000 in accrued compensation, due to a decrease in amounts accrued for incentive pay for the 2011 period.

Investing Activities

Net cash outflows from investing activities consumed $7,631,000 during the year ended December 31, 2013. Sales of marketable securities investments totaled approximately $16,957,000 and marketable securities purchased totaled approximately $24,437,000.  Cash totaling $152,000 was used for additions to capitalized patent filings and equipment additions.

Net cash outflows from investing activities consumed $316,000 during the year ended December 31, 2012. Sales of marketable securities investments totaled approximately $2,832,000 and marketable securities purchased totaled approximately $2,992,000.  Cash totaling $156,000 was used for additions to capitalized patent filings and equipment additions.

Net cash inflows from investing activities generated $1,611,000 during the year ended December 31, 2011. Marketable securities investments purchased totaled approximately $1.0 million and marketable securities sold totaled approximately $3.0 million. Cash totaling $228,000 was used for additions to patents and additions to equipment totaling $90,000.

Financing Activities

Net cash inflows from financing activities generated $12,042,000 during the year ended December 31, 2013. The Company received net proceeds of $12,970,000 from the sale of common stock in public offerings of securities and repaid $928,000 in scheduled payments under its debt agreements including payments under the Novartis Termination Agreement.

Net cash inflows from financing activities generated $13,815,000 during the year ended December 31, 2012. The Company received net proceeds of $15,146,000 from the sale of common stock in public offerings of securities and repaid $1,331,000 in scheduled payments under its debt agreements including payments under the Novartis Termination Agreement.

Net cash inflows from financing activities generated $782,000 during the year ended December 31, 2011. The Company received net proceeds of $1,456,000 from the sale of common stock in a December 2011 Registered Direct offering and repaid $674,000, in scheduled payments under its debt agreements.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements. The most significant accounting estimates inherent in the preparation of our financial statements include estimates associated with revenue recognition, impairment analysis of intangibles and stock-based compensation.

The Company’s financial position, results of operations and cash flows are impacted by the accounting policies the Company has adopted. In order to get a full understanding of the Company’s financial statements, one must have a clear understanding of the accounting policies employed. A summary of the Company’s critical accounting policies follows:

Investments:   The Company invests excess cash from time to time in highly liquid debt and equity securities of highly rated entities which are classified as trading securities. Such amounts are recorded at market and are classified as current, as the Company does not intend to hold the investments beyond twelve months. Such excess funds are invested under the Company’s investment policy but an unexpected decline or loss could have an adverse and material effect on the carrying value, recoverability or investment returns of such investments. Our Board has approved an investment policy covering the investment parameters to be followed with the primary goals being the safety of principal amounts and maintaining liquidity of the fund. The policy provides for minimum investment rating requirements as well as limitations on investment duration and concentrations.

Intangible Assets:    Intangible assets primarily represent legal costs and filings associated with obtaining patents on the Company’s new discoveries.  The Company amortizes these costs over the shorter of the legal life of the patent or its estimated economic life using the straight-line method.  The Company tests intangible assets with finite lives upon significant changes in the Company’s business environment. The testing resulted in approximately $33,000, $45,000, and $275,000 of patent impairment charges during the years ended December 31, 2013, 2012, and 2011 respectively.

Long-Lived Assets:    The Company records property and equipment at cost. Depreciation of the assets is recorded on the straight-line basis over the estimated useful lives of the assets. Dispositions of property and equipment are recorded in the period of disposition and any resulting gains or losses are charged to income or expense when the disposal occurs. The Company reviews for impairment whenever there is an indication of impairment.  The analysis resulted in no impairment charges being recorded to date.

Revenue Recognition:  The Company’s revenues are recognized when products are shipped or delivered to unaffiliated customers. The Securities and Exchange Commission’s Staff Accounting Bulletin (SAB) No. 104, provides guidance on the application of generally accepted accounting principles to select revenue recognition issues. The Company has concluded that its revenue recognition policy is appropriate and in accordance with SAB No. 104. Revenue is recognized under sales, license and distribution agreements only after the following criteria are met: (i) there exists adequate evidence of the transactions; (ii) delivery of goods has occurred or services have been rendered; and (iii) the price is not contingent on future activity and (iv) collectability is reasonably assured.

Stock-based Compensation:    ASC 718, Share-Based Payment, defines the fair-value-based method of accounting for stock-based employee compensation plans and transactions used by the Company to account for its issuances of equity instruments to record compensation cost for stock-based employee compensation plans at fair value as well as to acquire goods or services from non-employees. Transactions in which the Company issues stock-based compensation to employees, directors and consultants and for goods or services received from non-employees are accounted for based on the fair value of the equity instruments issued. The Company utilizes pricing models in determining the fair values of options and warrants issued as stock-based compensation. These pricing models utilize the market price of the Company’s common stock and the exercise price of the option or warrant, as well as time value and volatility factors underlying the positions.

Recently issued and adopted accounting pronouncements:

The Company has evaluated all recently issued accounting pronouncements and believes such pronouncements do not have a material effect on the Company’s financial statements.

Quantitative and Qualitative Disclosure About Market Risk

General: We have limited exposure to market risks from instruments that may impact the Balance Sheets, Statements of Operations, and Statements of Cash Flows. Such exposure is due primarily to changing interest rates.

Interest Rates: The primary objective for our investment activities is to preserve principal while maximizing yields without significantly increasing risk. This is accomplished by investing excess cash in highly liquid debt and equity investments of highly rated entities which are classified as trading securities.  As of December 31, 2013, approximately 30% of the investment portfolio was in cash equivalents with very short term maturities and therefore not subject to any significant interest rate fluctuations. We have no investments denominated in foreign currencies and therefore our investments are not subject to foreign currency exchange risk.

BUSINESS

Overview

We are focused on advancing products that address unmet human diagnostic needs. Venaxis ™ was organized in July 2000 as a Colorado corporation to produce purified proteins for diagnostic applications. To date, we have leveraged our science and technology to advance development of our APPY1 product candidate, and developed animal health-related assets, including intellectual property. In 2012, we out-licensed the animal health-related assets as described below.  During December 2012, the Company’s name was changed to Venaxis, Inc., from AspenBio Pharma, Inc.

Our business strategy is to focus on products and technologies we believe have attractive worldwide markets and significant product margin potential. Our acute appendicitis test, APPY1, our current primary focus, meets these objectives. We may also pursue complementary and supporting technologies under strategic or other relationships as well as “in-licensing” agreements with third parties such as universities, researchers or individuals; add value by advancing the stage of research and development on the technologies through proof of concept, and then will either “out-license” to global diagnostic companies or continue with in-house development towards regulatory approval, product introduction and launch.  Our existing product candidate in development is under the regulatory jurisdiction of the FDA for the United States.

The Company has developed a multi-marker blood test panel, APPY1, which is intended to be used by emergency department physicians to aid them in the evaluation of possible appendicitis in children, adolescent and young adult patients (ages 2 – 20) that present with abdominal pain. We are not aware of any blood test that is cleared by the FDA for the purpose of aiding in the rule out of appendicitis, and are not aware of any current competitors in this area. We expect the main benefit of APPY1 will be to provide the physician with objective information that will aid in the identification of patients at low risk for appendicitis and thereby potentially reducing the exposure to radiation from, and the expense associated with, the use of computed tomography (CT) scans that are currently performed on these patients. In addition, we believe the test can potentially save significant costs through improved patient throughput in emergency departments. In late 2012, we completed the design freeze for our APPY1 product candidate and during 2013, conducted a pivotal clinical trial to be used in connection with our application for FDA clearance. In early 2014, we completed enrollment of the pivotal clinical trial. The data demonstrated high sensitivity and high negative predictive value (NPV) similar to other adjunctive tests for other conditions currently in use by physicians.  We are currently advancing to complete the required data analysis presentations to complete our 510(k) document for submission to the FDA.

During 2013, we advanced on initial marketing and commercialization activities for our CE-marked APPY1 products outside the United States, focusing on the European Union (E.U.). Initial commercial and marketing activities focused on identification of distribution partners, quantification of market opportunities by country and defining clinical marketing study opportunities by country.  In early 2014, we executed two long-term distribution agreements covering Spain and the Benelux Territories (Belgium, Luxembourg and the Netherlands), with additional discussions ongoing in other E.U. countries.

APPY1

Product Description and Development

APPY1 is a multi-marker blood test panel of biomarkers consisting of the Company’s patented MRP 8/14 (also known as S100A8/A9 or calprotectin) and C-reactive protein (CRP), along with White Blood Cell count (WBC).1  The scoring results of these individual components are analyzed using the Company’s proprietary algorithm software embedded in the APPYReader, to provide an APPY1 result to the clinician. These results are displayed on the display screen and are also included on a patient printout from the APPYReader, which is a small bioanalyzer (instrument or reader). The test is designed to be run in approximately 20 minutes by trained laboratory personnel, with the results being reported back to the emergency department or physician to assist triaging the patient to a more conservative treatment route.

A negative APPY1 result can be used by physicians, as an adjunct to signs and symptoms, to allow for more conservative diagnostic and treatment planning. We expect APPY1 will help physicians manage those patients who are suspected of having acute appendicitis by aiding in the identification of those that can be determined to be at sufficiently low risk to avoid imaging procedures which are costly, potentially harmful to patients and increase the amount of time spent in the emergency department by the patient  We believe APPY1 may potentially mitigate unnecessary radiologic imaging in a percentage of the patient population suspected of having acute appendicitis, but are at low risk for the disease. The use of APPY1 in emergency departments could also positively impact resource utilization, and improve patient management and overall emergency department efficiency.  The primary focus of our recent efforts is directed toward obtaining U.S. regulatory clearance for APPY1 for children and adolescents.  We are focusing on this population because acute appendicitis is primarily a disease that impacts children, adolescents and young adults, and the young ages of these patients heighten the risk from exposure to potentially harmful ionizing radiation.

In January 2014, we completed enrollment of the pivotal clinical study, enrolling 1,887 evaluable patients. The results of this clinical study based on the APPY1 multi-marker panel, showed negative predictive value of 97.3%, sensitivity of 96.9% and specificity of 37.8%. Prevalence of the disease in the pilot study was 25%. We are currently finalizing preparation of the 510(k) document for expected submission to the FDA for regulatory clearance of APPY1 and, if successful, launch the product in the United States after FDA clearance. The following APPY1 data summarize the results of the pivotal clinical study we recently completed:

APPY1 Multi-Marker Study Result		95% Confidence Interval
Sensitivity	96.9%	(94.9 – 98.1)
Specificity	37.8%	(35.3 – 40.4)
NPV	97.3%	(95.5 – 98.3)

The recently completed clinical study data demonstrated high sensitivity and high negative predictive value (NPV) similar to other adjunctive tests for other conditions currently in use by physicians. These performance attributes should provide the physician with incremental diagnostic information that we believe will enhance their decision-making process. By way of example, with an NPV of 97.3%, the physician could be 97.3% confident that the patient with a negative result did not have the disease. The potential value of the APPY1 Test is its ability to aid a physician in his or her evaluation, allowing a more conservative evaluation and treatment path. Clinicians interviewed have indicated that this performance would be helpful to them in managing patients suspected for appendicitis. It would enable them to use the test to assist in the evaluation of potential appendicitis, and decrease their overall use of CT scans. Although the use of CT scans appears to be the most widely used diagnostic tool in the U.S., its results are subject to interpretation and can be inconclusive in addition to the risk of subjecting patients to large doses of radiation. As further described below, over the past decade there has been increasing concern identified in many published studies regarding the radiation exposure caused by radiologic tests.

1 See the Glossary of Terms at the end of “BUSINESS” for definitions of specific terms.

We began product development of APPY1 in 2003 with the objective of developing a blood-based, human diagnostic test to aid in the evaluation of patients suspicious for acute appendicitis. In December 2008, we completed an initial clinical trial (approximately 800 patients) using the original AppyScore ELISA-based test using MRP 8/14 as a single biomarker test, for use as an aid in the evaluation of acute appendicitis. The results of this study, based upon an MRP 8/14 APPY1 cut-off value of 15, showed sensitivity of 89%, negative predictive value of 89% and specificity of 38%.  Based on these results, in June 2009, we submitted a 510(k) premarket notification application to the FDA to seek clearance of the AppyScore ELISA-based test used in this trial. In August 2009, the FDA responded to our submission with a request for additional information. As a result of a number of factors, primarily the need to revise the test’s cut-off value, the Company withdrew its 510(k) submission in mid-2010.

In March 2010, we completed enrollment for an additional clinical trial (859 patients) of our second generation AppyScore ELISA-based test, based upon MRP 8/14 as a single biomarker test. The patients enrolled in this clinical trial were seen in the emergency departments of more than a dozen well known hospitals across the United States. The statistical analysis report for this 2010 trial, based upon an MRP 8/14 cut-off value of 14, showed similar sensitivity (96%) and negative predictive value (92%) but lower specificity (16%) than seen in the 2008 ELISA-based study. The study data also revealed a wider range in prevalence of acute appendicitis among sites than had been anticipated. The overall prevalence of acute appendicitis was similar to that seen in the previous clinical trial, however inter-site variability was notably larger, with a wider range of patients enrolled with acute appendicitis observed between sites. We believe that the large inter-site variability in the prevalence reported is an indication of the clinical challenge of diagnosing acute appendicitis and the judgment of individual emergency department physicians in evaluating acute abdominal pain.

We performed, in conjunction with our consultants and scientific advisors, significant secondary analyses of the 2010 clinical trial results and data to explore the observed change in specificity in the 2010 trial as compared to the 2008 trial. These analyses suggested that the apparent differences between the two studies were primarily due to the conditions of transport for samples from the sites to the central laboratory, where the testing was conducted, in the 2010 trial. At the time our product in development was known as AppyScore and the results determined a “score” for each sample. An increase in AppyScore test values that occurred in the “pre-measurement” phase between blood draw at the hospital and the testing at the central laboratory, which involved sample handling, time and transportation, resulted in an apparent increased level of false positives and, accordingly, decreased specificity. As a result of these analyses, we determined that we would not file a 510(k) premarket notification with the FDA based on the results of the 2010 AppyScore ELISA-based clinical trial, primarily due to the low specificity observed in the study not meeting the success criteria specified in the study’s statistical analysis plan; and although the post hoc analysis of the 2010 clinical trial results was able to identify the likely source of the performance problems, conclusions based on such a post hoc analysis would not be deemed to be acceptable performance evidence by the FDA for filing a 510(k).  A primary objective of originally developing the AppyScore ELISA-based product was to serve as the predicate for the rapid, single-use cassette version of the AppyScore assay.  We believe that the poor performance arising from the pre-measurement sample handling should be mitigated by the cassette version of AppyScore, which will be run on-site in the hospital’s laboratory shortly after the patient’s blood has been drawn.

In late 2011, we completed enrollment and, in early 2012, completed the analysis of the data for a pilot trial (approximately 500 patients) of our APPY1 test, involving pediatric and adolescent patients aged 2 to 20 with symptoms suspicious for acute appendicitis who were enrolled from 11 hospital sites across the country. Based upon data obtained from samples at Venaxis, we measured MRP 8/14 values using both our cassette-based reader system as well as the ELISA-based test.  As part of our development validation and research process, we also measured values for a number of other biomarkers using internal assays.  As part of the patient enrollment and sample collection we also obtained numerous subjective and objective data points for each subject.   This included the patient’s WBC count as processed by the hospital. The results of this pilot study based on the current APPY1 multi-marker panel, showed negative predictive value of 97%, sensitivity of 96% and specificity of 43%. Prevalence of the disease in the pilot study was 29%.

In August 2012, we provided a pre-investigational device exemption (pre-IDE) submission to the FDA and had a meeting with the FDA in September 2012, as well as follow-up communications in January 2013. This submission and subsequent meetings documented the planned regulatory path for APPY1, which we believe to be de novo 510(k), as well as achieved agreement on the statistical analysis plan and protocol for the clinical trial. This cooperative approach with the FDA led to an enhanced clinical trial protocol and proposed intended use statement for APPY1. In January 2013, we began enrolling patients into our pivotal clinical study in the United States and completed that enrollment in January 2014. As detailed above, we enrolled 1,887 evaluable patients in the study. The results of this clinical study based on the APPY1 multi-marker panel, showed negative predictive value of 97.3%, sensitivity of 96.9% and specificity of 37.8%. Prevalence of the disease in the pilot study was 25%. We are currently finalizing preparation of the 510(k) document for expected submission to the FDA for regulatory clearance of APPY1. If the FDA grants clearance for the product, we plan to launch in the United States.

Commercialization and Marketing

In January 2013, following completion of the steps required for a conformity mark under the European Economic Area (CE marking) for the APPY1 product we obtained CE marking in Europe for APPY1. We began advancing on commercialization and marketing activities of APPY1 in the European Union, employing the clinical data gathered to date.  During the initial launch phase, key market development activities included working to identify and sign collaboration agreements with key opinion leader hospitals for the purpose of completing well-defined outcome studies.  The studies are designed to further demonstrate the clinical utility and economic value of APPY1 in Europe. Based upon the positive results of the initial launch phase efforts during 2013 we moved into the second phase of the E.U. launch, a full-scale distribution and sales effort for APPY1.

In early 2014, we signed long-term distribution agreements with EMELCA Bioscience covering the Benelux Territories and with Laboratories Rubio covering Spain. These agreements contain minimum annual revenue thresholds as well as product pricing terms that meet our targeted levels. We continue to advance market development activities and are having discussions with prospective distributors in other major E.U. markets. To support these efforts, we have contracted with on-site country managers to assist in the sales and marketing efforts in France, the United Kingdom and Germany.

In addition to clinical/medical outcome studies and early adopter evaluations in Europe, we have developed a sophisticated economic modeling tool to calculate and demonstrate the potential impact of the APPY1 Test on current practice at individual hospitals.  This health informatics model, “APPYAnalytics™,” uses complex algorithms, calculations, and specific hospital-provided data, to generate reports that show potential clinical, economic and operational outcome improvements. Since initiating field testing of APPYAnalytics, we have received very positive feedback from hospital sites in Europe indicating this type of health-economic modeling data based on imaging reduction and emergency department (ED) throughput efficiencies is the type of information needed to facilitate the adoption of new technology. We expect data generated using APPYAnalytics may also reduce the need for additional outcome studies in the E.U.

The APPY1 Test is expected to be sold into the emergency medicine diagnostic market. If cleared by the FDA for sales in the United States, we expect that the test will be the only commercially available blood-based test specifically designed to aid in the evaluation of acute appendicitis for low risk children and young adult patients. We believe there is a significant worldwide market opportunity for this product.

Appendicitis

Appendicitis is a rapidly progressing condition which typically causes lower abdominal pain to increase over a period of 12 to 48 hours from onset of symptoms to perforation. This progressive pain period is variable, however, and can be sustained for 48 hours or more. Failure to accurately diagnose and treat acute appendicitis before perforation can lead to serious complications and, in some cases, death. The current diagnostic and treatment paradigm for acute appendicitis includes many factors, such as a review of the patient’s clinical presentation including signs and symptoms, health history, blood chemistry, temperature and white blood cell count. In the United States, patients who are considered to be at risk for acute appendicitis are frequently sent for CT or ultrasound imaging for further diagnosis and then surgery if indicated. Unfortunately, imaging-based methods and interpretations can be inconclusive or lead to inaccurate or inconclusive diagnosis. To date, there appears to be no individual sign, symptom, test, or procedure capable of providing either a conclusive rule-in or rule-out diagnosis of acute appendicitis. Although the use of CT scans appears to be the most widely used diagnostic tool in the United States, its results are subject to interpretation and can be inconclusive in addition to subjecting patients to large doses of potentially harmful radiation. Over the past decade there has been increasing concern over radiation exposure caused by imaging. In 2010, the FDA released a report titled “Initiative to Reduce Unnecessary Radiation Exposure from Medical Imaging.” We believe that the risks highlighted in reports such as this FDA Report could have positive implications for a test like APPY1 which, if cleared, could be used to help physicians determine which patients are at low risk for the disease and potentially avoid CT scanning.  Misdiagnosis of acute appendicitis can lead not only to unnecessary surgery but also to the delay of proper therapy for the actual underlying condition. Physicians also face the dilemma of minimizing the negative appendectomy surgery rate without increasing the incidence of a life threatening perforation among patients presenting with symptoms of suspected acute appendicitis. We expect APPY1 will provide an additional objective tool to assist physicians in their initial clinical evaluation of patients with acute abdominal pain indicative of acute appendicitis.

It is estimated that approximately 5-7% of the population will be diagnosed with appendicitis in their lifetime with the peak age range for the disease being the early teens.  Published data from several sources indicate that in the United States, 3-15% of appendectomies remove a normal appendix due primarily to incorrect diagnosis prior to surgery. In addition to health risks, hospital charges for unnecessary (negative) appendectomies are estimated to cost approximately $740 million annually in the United States alone. Appendicitis is one of the leading causes of medical malpractice claims in the United States due to many factors, including high diagnostic error rates, negative appendectomies, and increased cost and complications in cases where the appendix perforates. Diagnosing patients presenting with abdominal pain remains one of the most common and challenging conditions in emergency medicine.  Based on the E.U. Market Study that we conducted in 2012, results indicated that 10% of the over 217 million patients that visited European and U.S. hospital emergency departments (ED) in 2010 had the primary complaint of abdominal pain and appendicitis had the highest incidence in patients 10-19 years of age.

The rate of negative appendectomy is thought to be impacted by the use of CT in that such rates are considerably higher in places that do not use CT. In the U.S. alone, according to National Hospital Ambulatory Medical Care Survey data from the Centers for Disease Control and Prevention (CDC) in 2009 there were approximately 9.6 million patients who entered emergency departments complaining of abdominal pain. Out of this total, 6.6 million had complete blood count (CBC) work-ups, 3.2 million underwent CT imaging studies and 1.2 million underwent ultrasound procedures. Approximately 280,000 of these total patients were diagnosed as having acute appendicitis and underwent appendectomies. Included in these totals were 2.1 million patients (approximately 21%) who were children, adolescents and young adults aged 2 to 20. Out of this sub-population, 1.1 million had CBC work-ups performed, 417,000 underwent CT imaging and 259,000 underwent ultrasound procedures. Approximately 100,000 of this group of patients were diagnosed as having acute appendicitis and underwent appendectomies.

Acute appendicitis most frequently occurs in patients aged 10 to 30, but can affect all ages.  Using a CT scan to rule out acute appendicitis can be particularly difficult in children and young adults because many patients in these age groups have low body fat resulting in poor tissue differentiation or contrast on the CT scan. The APPY1 Test has the potential to enhance overall safety by reducing the amount of radiation exposure from unnecessary CT scans for those patients at low risk for having acute appendicitis.

Results from our development efforts, clinical trials and pilot trials performed to date indicate that the greatest benefit of the APPY1 Test would be in aiding the physician in the evaluation of those patients at low risk for having acute appendicitis.  We believe that APPY1 has the potential to enhance the effectiveness and speed of patient evaluation and improve the standard of care for low-risk patients. We anticipate that if APPY1 is cleared by the FDA, it will be incorporated in the routine testing as a patient’s blood sample is taken in the ordinary course of an initial assessment of the patient entering the emergency department setting when the physician suspects appendicitis, but considers the patient at low risk for the disease. The APPY1 Test is intended to cost-effectively help the physician determine if a patient is at a low risk for acute appendicitis.

APPY1 Raw Materials and Suppliers

Our APPY1 products include a reader instrument (“APPYReader”) and the consumable test products consisting of test cassettes, controls and packaging. The APPYReader™ is manufactured for us by a well-established vendor based in Germany. Currently all readers are shipped to our facility for final testing and release prior to shipment to customers and clinical trial sites. Consumable test product components are manufactured at the Venaxis facility. Raw materials and certain sub-components are acquired from a number of suppliers. All significant vendors are qualified based upon a quality review, which may also include on-site quality audits.

APPY1 Distribution Methods

Having obtained CE marking in early 2013, we began advancing commercial and marketing activities in the E.U. We have identified the initial primary target countries for our commercialization focus, which are Spain, the Benelux Territories, United Kingdom, France and Germany. During the early 2013 initial launch phase, key market development activities included working to identify and sign collaboration agreements with key opinion leader hospitals for the purpose of completing well defined outcome studies.  The studies are designed to further demonstrate the clinical utility and economic value of APPY1 in Europe. Based upon the positive results of the initial launch phase efforts during 2013, we moved into the second phase of the E.U. launch, a full-scale distribution and sales effort for APPY1.  Our strategy in the E.U. is to identify distributors on a by-country or by-region basis and negotiate and execute long-term distribution agreements with them. In early 2014, we signed long-term distribution agreements with EMELCA Bioscience covering the Benelux Territories and with Laboratories Rubio covering Spain. These agreements contain minimum annual revenue thresholds as well as product pricing terms that meet our targeted levels. We continue to advance market development activities and are having discussions with prospective distributors in other major E.U. markets. To support these efforts, we have contracted with on-site country managers to assist in the sales and marketing efforts in France, the United Kingdom and Germany.

Following FDA clearance of APPY1, direct sales activities would commence in the United States. At this time, there are no plans to use third party distributors in the United States. Customer fulfillment of purchase orders is anticipated to be made via direct shipments from the Company facility to the customer. Sales, technical, and marketing support is expected to be via a limited direct sales force and a customer web portal. Purchase agreements or purchase arrangements would be in place, covering terms of the Company’s relationship with customers.

Animal Healthcare

Effective May 1, 2004, we entered into an Exclusive License Agreement (WU License Agreement) with Washington University in St. Louis (WU) which granted us exclusive license and right to sublicense WU’s technology (as defined under the WU License Agreement) for veterinary products worldwide, except where such products are prohibited under U.S. laws for export. The term of the WU License Agreement continues until the expiration of the last of WU’s patents (as defined in the WU License Agreement).  We have agreed to pay minimum annual royalties of $20,000 annually during the term of the WU License Agreement and such amounts are creditable against future royalties and other payments. Royalties payable to WU under the WU License Agreement for covered product sales by us, directly or indirectly, carry a mid-single-digit royalty rate and for sublicense fees received by us carry a low double-digit royalty rate.  The WU License Agreement contains customary terms for confidentiality, prosecution and infringement provisions for licensed patents, publication rights, indemnification and insurance coverage.  The WU License Agreement is cancelable by us with ninety days advance notice at any time and by WU with sixty days advance notice if we materially breach the WU License Agreement and fail to cure such breach in a designated period.

In July 2012, we entered into an Exclusive License Agreement (License Agreement) with Ceva Santé Animale S.A. (Licensee), under which we granted the Licensee an exclusive royalty-bearing license to our intellectual property and other assets, including patent rights and know-how, relating to recombinant single chain reproductive hormone technology for use in non-human mammals (Company’s Animal Health Assets).  The License Agreement includes a sublicense of the technology licensed to us by WU and a license to the assets acquired from Novartis under the Termination Agreement described below. Under the terms of the WU License Agreement, a portion of the license fees and royalties we receive from sublicensing agreements will be paid to WU.

Under the License Agreement, the Licensee obtained a worldwide exclusive license to develop, seek regulatory approval for and offer to sell, market, distribute, import and export luteinizing hormone (LH) and/or follicle-stimulating hormone (FSH) products for bovine (cattle), equine and swine in the field of the assistance and facilitation of reproduction in bovine, equine and swine animals.  We also granted the Licensee an option and right of first refusal to develop additional animal health products outside of the licensed field of use or any diagnostic pregnancy detection tests for non-human mammals.

The animal health technology, licensed from WU in 2004 was sub-licensed in 2008 to Novartis Animal Health, Inc. (Novartis) under a long-term world-wide development and marketing agreement. In November 2011, we entered into a Termination Agreement with Novartis Animal Health, Inc. (Novartis Termination Agreement) to terminate the Novartis License Agreement.  Under the Novartis Termination Agreement, the termination obligation totaled $1,374,000, and at December 31, 2013, the termination obligation had been repaid.

Human Diagnostic Antigens

We formerly supplied purified proteins for diagnostic applications to large medical diagnostic companies and research institutions. Our human antigens products were purified from human tissue or fluids. We manufactured and sold approximately 20-30 purified protein products primarily for use as controls by diagnostic test kit manufacturers and research facilities, to determine whether diagnostic test kits are functioning properly. As a result of focusing our activities on the APPY1 blood-based human diagnostic test, we substantially terminated operations of the antigen business in the first quarter of 2011. In 2012, we had very limited revenue from sales of these products and in 2013 we had no revenue from sales of these products.

Intellectual Property

Further enhancement and expansion of our proprietary patent position is ongoing with respect to the scope of protection for the Company’s first generation and future generation versions of tests. Strong scientific and technical progress remains the basis for these innovative efforts.

 APPY1 Intellectual Property

Beginning in 2004, we initiated the establishment of an intellectual property portfolio for the acute appendicitis testing technology and products that have been used in the development of APPY1. We have filed for and are pursuing extensive patent coverage related to several aspects of the initial discovery and various test applications. Further enhancement and expansion of our proprietary patent position is ongoing with respect to the scope of protection for our first generation and future generation versions of the test. Scientific and technical progress remains the basis for these efforts. In March 2009, the United States Patent and Trademark Office issued our patent directed to methods relating to its appendicitis diagnostic technology. This patent, No. 7,501,256 (expires February 7, 2026), is entitled “Methods and Devices for Diagnosis of Appendicitis.”  Additional U.S. patents, 7,659,087 and 7,670,769, were issued on February 9, 2010 and March 2, 2010, respectively (both expiring July 25, 2025). At this time, patents have been issued in the following foreign countries: Australia, Hong Kong, Israel, Japan, New Zealand, Singapore and South Africa.  A patent was also granted by the European Patent Office and subsequently validated in the following European countries: Belgium, Switzerland, Germany, Spain, France, the United Kingdom, Ireland, Italy, the Netherlands and Sweden.  Additionally, there are several patent applications currently in prosecution.

In late 2012 additional U.S. utility and PCT patent applications were filed for the appendicitis testing technology and products.  The patent filings focus on the newly developed multiple-marker technology, providing patent coverage for using the MRP8/14 levels in a given sample in conjunction with CRP levels and WBC among a number of other evaluated marker combinations in order to provide an increasingly robust test to aid in the management of low risk patients suspicious for appendicitis.  Additionally, the patent filings claim a method for ruling out appendicitis based on multiple markers, a device or system for assessing a subject based on a plurality of markers, and a kit or device to determine the value of a biomarker in a given sample.  Currently, these filings are in application phase and not yet granted in any specific countries.

We have filed applications for trademarks for VENAXIS, APPY1, APPYREADER and APPYANALYTICS.

In May 2003, we entered into an Assignment and Consultation Agreement (the Bealer Agreement) with Dr. John Bealer. The Bealer Agreement transferred to us ownership rights from Dr. Bealer for inventions and related improvements to technology associated with human appendicitis diagnostics involving protein antigens. The consideration for the Bealer Agreement was the payment of a future royalty to Dr. Bealer based upon a low double digit rate applied to revenues, all as defined under the Bealer Agreement.  The Bealer Agreement contains confidentiality provisions, provides for the assignment of all patent rights to us (which has occurred) and restrictions on the assignability of the agreement.  The Bealer Agreement continues for the longer of twenty years or the expiration of the last of our applicable patents to expire.  We may terminate the Bealer Agreement if we, in our reasonable judgment, decide we have no interest in pursuing the opportunity as defined under the agreement.

Animal Health

Our animal health patent portfolio originated under the exclusive license agreement with WU, under which we obtained intellectual property rights to their patent estate.  This extensive portfolio consists of both patents and pending patent applications (approximately 25 patents and numerous patent applications) related to our animal health products under development. The term of the WU License Agreement ends upon the expiration of the last patent to expire. Patents in the estate began expiring in 2013, with the last of the current patents set to expire in 2028.  WU has filed, and continues to file, patent applications to expand and extend the patent coverage of the WU technology.  We reimburse WU for the costs of such patent filings, namely prosecution and maintenance fees.  Additional patents in the animal health portfolio have been filed by us outside of the WU License Agreement.

A patent filing for the recombinant luteinizing hormone technology was submitted in 2004, entitled “Methods and Kits for Maintaining Pregnancy, Treating Follicular Cysts, and Synchronizing Ovulation Using Luteinizing Hormone.”  This patent family claims methods of administering rLH, the timing of administration, and dosage given in order to increase formation of accessory corpora lutea and maintain pregnancies in treated animals.  To date, four foreign patents have been granted for “Methods and Kits for Maintaining Pregnancy, Treating Follicular Cysts, and Synchronizing Ovulation Using Luteinizing Hormone,” New Zealand patent 542549 was granted March 12, 2009 (expiring March 2024), Australia 2004218365 was granted May 27, 2010 (expiring March 2024), European patent 1610803 was granted December 15, 2010 (expiring March 2024) and Canadian patent 2518268 was granted December 10, 2013 (expiring March 2024). The patent granted by the European Patent Office and has been validated in the following countries: Belgium, France, Germany, Ireland, Italy, the Netherlands, Spain, Switzerland and the United Kingdom. Currently, there are additional foreign patent applications that are in prosecution.

A patent filing for the recombinant bovine follicle stimulating hormone technology was submitted in 2008, entitled “Compositions and Methods Including Expression and Bioactivity of Bovine Follicle Stimulating Hormone.”  This patent family claims the rbFSH single-chains itself, as well as methods of administering rbFSH, the timing of administration, and dosage given in order to increase reproduction, induce superovulation or increase embryo production in ungulates.  The patent family includes filings in the following countries: Argentina, Australia, Canada, New Zealand, Thailand and the United States.  The patent has also been filed with the European Patent Office.  In October of 2011, the first patent in this family was granted by the European Patent Office (2134165), expiring October 12, 2028.  The patent has also been granted in New Zealand (579740), expiring October 1, 2028.  Following the grant of the patent in 2011 by the European Patent Office, the patent was validated in the following countries: France, Germany, Italy and the Netherlands.  In August 2013, the patent was granted in the United States (8518881 B2) expiring February 8, 2028, followed in November 2013 by the grant in Australia (2008213567) expiring February 8, 2028.

A patent filing for the equine follicle stimulating hormone technology was filed in 2008, entitled “Activity of Recombinant Equine Follicle Stimulating Hormone.”  This patent family provides coverage for the single chain eFSH itself, methods of administering reFSH, the timing of administration, and dosage given in order to increase reproductive activity in treated animals. The first patent in the patent family was granted in China in April 2013 (200880123523.8) expiring November 28, 2028.  We have been notified that the patent in the United States has been allowed in late 2013.   Currently, there are additional foreign patent applications that are in prosecution.

Two separate patent applications relating to cattle pregnancy have been filed by us.  A patent filing for the Bovine Pregnancy test technology was filed in 2007, entitled “Bovine Pregnancy Test.”  This patent family provides coverage for an assay device designed to detect pregnancy, the specific specifications of the device, for the antibodies used in the assay, as well as the type of sample used and the species for which the test is effective in detecting pregnancy.   The parent application was granted in the United States in 2008 (No. 7,393,696 expiring May 30, 2025), with the divisional application granted in 2010 (No. 7,687,281 expiring May 6, 2023).  Additionally, a patent filing for pregnancy detection was filed in 2003, entitled “Pregnancy Detection.”  This patent family provides coverage for an immunoassay test device, the specific specifications of the device, and for the antibodies used in the assay as well as the type of sample used.  The patent has been issued in the following counties: Australia (No. 2003243199), New Zealand (No. 536229 & 572488), and the United States (No. 7,842,513), each of which expire on May 2, 2023.

General Operations

Backlog and Inventory — We do not expect that the APPY1 products business will be seasonal in nature. We have developed and identified reliable sources of raw material and components for the APPY1 products and currently do not expend large amounts of capital to maintain inventories of APPY1 products. Currently there is no back-log of orders. Historically, the antigen business was not seasonal in nature when we were engaged in it.

Payment Terms — We do not provide extended payment terms, other than to support certain new product introductions, and then with terms of no more than 45-60 days.

Revenues — During the year ended December 31, 2013, we commenced sales of the APPY1 products internationally, with three European-based customers accounting for total net sales of the APPY1 product, each representing 43%, 35% and 22%, respectively. At December 31, 2013, two customers accounted for 38% and 62% of total accounts receivable. Sales are made under written agreements that provide for customary sales and shipping terms.  All of the international sales are invoiced and collectible in U.S. dollars. Historically, the majority of our revenues have come from U.S. customers of our human antigen business with no long-term supply agreements and orders processed on a purchase-order basis.  Three customers accounted for $34,000 of the total US-based 2012 sales of antigens and individually represented 40%, 30% and 13% of such sales.  As of December 31, 2012, the Company did not have any accounts receivable.

Research and Development

We expended approximately $6,706,000 on total research and development in fiscal 2013, $3,838,000 in fiscal 2012 and $5,666,000 in fiscal 2011. We anticipate that total expenditures for research and development for the fiscal year ending December 31, 2014 will decrease as compared to the amounts expended in 2013, due primarily to the completion of the APPY1 clinical trial in the United States in January 2014.  Research and development activities for the animal health business are expected to continue to be covered by the Licensee in 2014.

Development and clinical test costs in support of the current product, as well as costs to file patents and revise and update previous filings on our technologies, will continue to be substantial.  Our principal product consists of the acute appendicitis test, APPY1, and we continue to assess and work to enhance and improve the product’s performance. As we continue towards commercialization of this product, including evaluation of strategic alternatives to effectively maximize the value of our technology, we will need to consider a number of alternatives, including possible capital raising or other transactions and partnering opportunities, working capital requirements (including possible product management and distribution alternatives) and implications of product manufacturing and associated carrying costs. Certain costs such as manufacturing and licensing and royalty agreements have different implications depending upon the ultimate strategic path determined.

We have entered and expect to continue to enter into additional agreements with contract manufacturers and other suppliers for the development and manufacture of certain of our products and system components for which we are seeking or plan to seek FDA clearance. The ultimate goal of this development process is confirming current good manufacturing practices (cGMP), which is required for those products for which we are seeking FDA clearance. We enter into discussions from time to time with various potential manufacturers who meet full cGMP requirements, are capable of large-scale manufacturing batches of medical devices, and who can economically manufacture them to produce our products at an acceptable cost. These development and manufacturing agreements generally contain transfer fees and possible penalty or royalty provisions should we transfer our products to another contract manufacturer. We expect to continue to evaluate, negotiate and execute additional development and manufacturing agreements, some of which may be significant commitments during 2014. We may also consider acquisitions of development technologies, products, or platforms, should opportunities arise that we believe fit our business strategy and would be appropriate from a capital standpoint.

Regulatory Matters

FDA

The FDA has regulatory marketing authority in the United States over our APPY1 products. Venaxis operates under ISO9001-4385 standards for cGMP manufacturing of medical devices.

The FDA’s Center for Devices and Radiological Health (CDRH) is responsible for regulating firms who manufacture, repackage, re-label and or import medical devices sold in the United States. Medical devices are classified into Class I, II and III. Blood screening diagnostics are licensed and regulated by the Center for Biologics Evaluation and Research (CBER). Our APPY1 acute appendicitis test is anticipated to be classified as a non-invasive Class II medical device by the FDA, which will require de novo Premarket Notification 510(k) clearance. Generally, FDA product clearance for diagnostic products is granted after specific clinical trials, GMP validations and quality control requirements have been achieved to the agency’s satisfaction.  There is no assurance that we will obtain FDA clearance to market our acute appendicitis test.

Any product clearances (or approvals) that are granted remain subject to continual FDA review, and newly discovered or developed safety or efficacy data may result in withdrawal of products from the market. Moreover, if and when such clearance is obtained, the manufacture and marketing of such products remain subject to extensive regulatory requirements administered by the FDA and other regulatory bodies, including compliance with current GMP, adverse event reporting requirements and the FDA’s general prohibitions against promoting products for unapproved or “off-label” uses. Manufacturers are subject to inspection and market surveillance by the FDA for compliance with these regulatory requirements. Failure to comply with the requirements can, among other things, result in warning letters, product seizures, recalls, fines, injunctions, suspensions or withdrawals of regulatory approvals, operating restrictions and civil or criminal prosecutions. Any such enforcement action could have a material adverse effect on our business. Unanticipated changes in existing regulatory requirements or the adoption of new requirements could also have a material adverse effect on our business.

European Regulations

In the European Union, in-vitro diagnostic (IVD) medical devices are regulated under EU-Directive 98/79/EC (IVD Directive), and related provisions. The IVD Directive requirements include the safety and efficacy of the devices. According to the IVD Directive, the E.U. members presume compliance with these essential requirements in respect of devices which are in conformity with the relevant national standards transposing the harmonized standards of which the reference numbers have been published in the Official Journal of the European Communities. These harmonized standards include ISO 13485:2003, the quality standard for medical device manufacturers.

IVD medical devices must bear the CE marking of conformity when they are placed on the market in the E.U. The CE mark is a declaration by the manufacturer that the product meets all the appropriate provisions of the relevant legislation implementing the relevant European Directive. As a general rule, the manufacturer must follow the procedure of the EC Declaration of Conformity to obtain this CE marking. Each European country must adopt its own laws, regulations and administrative provisions necessary to comply with the IVD Directive. In January 2013, we obtained CE marking for APPY1.

Environmental Protection

We are subject to various environmental laws pertaining to the disposal of hazardous medical waste. We contract for disposal of our hazardous waste with a licensed disposal facility. We do not expect to incur liabilities related to compliance with environmental laws; however, we cannot make a definitive prediction. The costs we incur in disposal of hazardous waste have not been significant.

Other Laws

We are also subject to other federal, state and local laws, pertaining to matters such as safe working conditions and fire hazard control.

Glossary of Terms

We define below certain technical terms used in this prospectus.

Algorithm — a set of rules that precisely defines a sequence of operations, and, in the case of APPY1, such a set of rules using mathematical computation in a software program.

Biomarker tests — tests that identify and quantify markers associated with disease or medical conditions.

Complete Blood Count (CBC) — a blood test used to evaluate overall health and detect a wide range of disorders, including anemia, infection and leukemia.

CRP — C-reactive protein, a protein produced in the liver and found in the blood, the levels of which rise in response to inflammation.

De Novo Classification – a mechanism defined by the FDA Modernization Act (Section 513(f)) for classifying new medical devices for which there is no predicate, providing the product with a risk-based Class II classification allowing clearance under as a 510(k).

ELISA (Enzyme Linked Immunosorbant Assay) — immunological method used to test a sample for a protein marker.

cGMP — current Good Manufacturing Practice.

Immunoassay-based — test that uses antibody-antigen interaction as method of measure.

Multi-marker test — a diagnostic or other test that uses multiple protein biomarkers as part of a diagnostic test panel.

Recombinant — Novel DNA made by genetic engineering.

WBC — White blood cell count. The white blood cells are analyzed from a blood sample collected as part of a standard protocol for patients suspected of having infections who have entered the emergency department of a hospital.

PROPERTIES

We maintain our administrative office, laboratory and production operations in a 40,000 square foot building in Castle Rock, Colorado, which was constructed for us in 2003. We presently do not plan any renovation, improvements, or development of this property. We may utilize a portion of the currently un-used space, which amounts to approximately 14,000 square feet for expansion at some point in the future. The Company believes that its facilities are adequate for its near-term needs.

We own the property subject to a mortgage with an outstanding balance of approximately $2,297,000 at December 31, 2013, payable in monthly installments of approximately $11,700 and bearing interest at an approximate average rate of 3.95%.  The commercial bank portion of the mortgage was refinanced with the existing lender in May 2013. The revised terms include a payment schedule based on a fifteen year amortization, with a balloon maturity at five years.

LEGAL PROCEEDINGS

On October 1, 2010, the Company received a complaint, captioned John Wolfe, individually and on behalf of all others similarly situated v. AspenBio Pharma, Inc. (now Venaxis, Inc.)  et al., Case No. CV10 7365 (“Wolfe Suit”).  This federal securities purported class action was filed in the U.S. District Court in the Central District of California on behalf of all persons, other than the defendants, who purchased common stock of the Company during the period between February 22, 2007 and July 19, 2010, inclusive.  The complaint named as defendants certain officers and directors of the Company during such period.  The complaint included allegations of violations of Section 10(b) of the Exchange Act and SEC Rule 10b-5 against all defendants, and of Section 20(a) of the Exchange Act against the individual defendants, all related to the Company’s blood-based acute appendicitis test in development.  On the Company’s motion, this action was also transferred to the U.S. District Court for the District of Colorado by order dated January 21, 2011.  The action has been assigned a District of Colorado Civil Case No. 11-cv-00165-REB-KMT.  On July 11, 2011, the court appointed a lead plaintiff and approved lead counsel.  On August 23, 2011, the lead plaintiff filed an amended putative class action complaint, alleging the same class period.  Based on a review of the amended complaint, the Company and the individual defendants believe that the plaintiffs’ allegations are without merit, have vigorously defended against these claims, and intend to continue to do so.

On October 7, 2011, the Company filed a motion to dismiss the amended complaint. On September 13, 2012, the United States District Court for Colorado granted the Company’s motion to dismiss, dismissing the plaintiffs’ claims against all defendants without prejudice. On September 14, 2012, the court entered final judgment without prejudice on behalf of all defendants and against all plaintiffs in the Wolfe Suit. The order to dismiss the action found in favor of the Company and all of the individual defendants. On October 12, 2012, the plaintiffs filed a Notice of Appeal of the order granting the motion to dismiss and of the Final Judgment in the Wolfe Suit.   Following oral argument, the Tenth Circuit Court of Appeals took the fully-briefed appeal under submission on September 26, 2013.  The Company and the individual defendants believe that the plaintiffs’ allegations are without merit, have vigorously defended against these claims, and intend to continue to do so.

In the ordinary course of business and in the general industry in which the Company is engaged, it is not atypical to periodically receive a third party communication which may be in the form of a notice, threat, or ‘cease and desist’ letter concerning certain activities.  For example, this can occur in the context of the Company’s pursuit of intellectual property rights.  This can also occur in the context of operations such as the using, making, having made, selling, and offering to sell products and services, and in other contexts.  The Company makes rational assessment of each situation on a case-by-case basis as such may arise.  The Company periodically evaluates its options for trademark positions and considers a full spectrum of alternatives for trademark protection and product branding.

We are not a party to any other legal proceedings, the adverse outcome of which would, in our management's opinion, have a material adverse effect on our business, financial condition and results of operations.

MANAGEMENT

Our executive officers are elected by the Board of Directors, and serve for a term of one year and until their successors have been elected and qualified or until their earlier resignation or removal by the Board of Directors. There are no family relationships among any of our directors and executive officers. None of the executive officers or directors has been involved in any legal proceedings of the type requiring disclosure during the past five years. Further, there is no arrangement or understanding between any director and us pursuant to which he or she was selected as a director. Mr. Lundy, Mr. McGonegal and Mr. Hurd have employment agreements in place with us with respect to their executive officer positions.

The following table sets forth names and ages of all of our executive officers and directors and their respective positions with us as of the date of this prospectus:

Name	Age	Position
Stephen T. Lundy	52	Chief Executive Officer, President and a Director
Gail S. Schoettler	70	Non-Executive Chair and a Director
Susan A. Evans	67	Director
Daryl J. Faulkner	65	Director
John H. Landon	73	Director
David E. Welch	67	Director
Stephen A. Williams	55	Director
Donald R. Hurd	62	Chief Commercial Officer, Senior Vice President
Jeffrey G. McGonegal	62	Chief Financial Officer and Secretary

Board of Directors

Stephen T. Lundy was appointed to the positions of Chief Executive Officer and President on March 24, 2010. Effective on the same date, he was appointed to our Board of Directors. Mr. Lundy has more than 25 years of experience in medical and diagnostic product development and commercialization. He most recently was Chief Executive Officer of MicroPhage from 2008 to 2010. Mr. Lundy was Senior Vice President of sales and marketing for Vermillion from 2007 to 2008. Mr. Lundy joined Vermillion from GeneOhm (2003 – 2007), a division of Becton, Dickinson and Company Diagnostics, where he served as Vice President of Sales and Marketing. At GeneOhm, Mr. Lundy successfully led the commercial launch of several novel molecular diagnostic assays including the first molecular test for Methicillin resistant Staphylococcus aureus. From 2002 to 2003, Mr. Lundy served as Vice President of Marketing for Esoterix, Inc., which was acquired by Laboratory Corporation of America, and he led the commercial integration and re-branding of the numerous reference labs acquired by Esoterix. Prior to Esoterix, he served as Marketing Director for Molecular Diagnostics and Critical Care Testing at Bayer Diagnostics Corporation. Mr. Lundy graduated from the United States Air Force Academy with a B.S. degree and was an officer with the United States Air Force from 1983 to 1988.

Gail S. Schoettler has served on our Board since August 2001. She is a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In October 2010, Dr. Schoettler became Non-Executive Chair of the Board. She also serves on the board and is a member of the audit committee of Delta Dental of Colorado, a non-profit dental insurance company. She serves on the boards of The Colorado Trust and the Delta Dental Foundation. Former corporate board positions include: Masergy Communications, Inc., CancerVax, Inc., PepperBall Technologies, Inc., AirGate PCS, Women’s Bank, Equitable Bancshares of Colorado, the Colorado Public Employees Retirement Association and Fischer Imaging. She has served as a U.S. Ambassador, appointed by President Clinton, and as Colorado’s Lt. Governor and State Treasurer. In 1998, she narrowly lost her bid for Governor of Colorado. She started two successful banks and helps run her family’s cattle ranch (where she grew up), vineyards, and real estate enterprises. She and her husband own a travel company that focuses on introducing business and community leaders to their counterparts overseas as well as to other countries’ cultures, economies, and history. She earned a B.A. in economics from Stanford and M.A. and Ph.D. degrees in African history from the University of California at Santa Barbara. Among her numerous awards is the French Legion of Honor (France’s highest civilian award) from President Jacques Chirac of France.

Susan Evans, Ph.D., FACB was appointed to our Board of Directors in December 2012 and is a member of the Audit Committee. Dr. Evans recently retired as the Vice President, Scientific Affairs, of Beckman Coulter, a Danaher, Inc. operating company. Dr. Evans joined Beckman Coulter in 2006 as Vice President and General Manager of Agencourt Bioscience, a Beckman Coulter company. She also served as Vice President, Corporate Strategic Planning for Beckman Coulter from January 2010 to July 2011. She has more than 30 years of experience in the diagnostic industry, holding leadership positions in research and development and general management. She has led organizations in the development of IVD diagnostic systems and assays across a wide range of laboratory disciplines including clinical chemistry, hemostatis, immunology and microbiology.  Dr. Evans' consulting practice, BioDecisions Consulting, focuses on strategy, technology and product assessment, and product development processes. Dr. Evans has been involved with a number of professional associations, including the American Association of Clinical Chemistry (AACC), her service to the AACC on the national level includes being elected to the board of directors, as national secretary, and as president in 2003. She served on the board of directors of the Analytical, Life Science & Diagnostics Association (ALDA) and the National Academy of Clinical Biochemistry (NACB), serving as the president of the NACB in 2008. Dr. Evans has also been active in the Clinical Laboratory Standards Institute (CLSI) and the International Federation of Clinical Chemistry (IFCC) serving on numerous committees and task forces.

Daryl J. Faulkner was appointed to our Board of Directors in the newly created position of Executive Chairman on January 19, 2009 and on February 10, 2009, was appointed to serve as our interim Chief Executive Officer. Mr. Faulkner resigned from the position of interim Chief Executive Officer as of March 24, 2010, upon the hiring of Mr. Lundy, and the position of Chairman in October 2010. He continues to serve as a director and he is a member of our Audit Committee and chair of the Nominating and Corporate Governance Committee. Mr. Faulkner has more than 25 years’ experience in developing and commercializing medical devices, drug and drug delivery systems, life science research tools, and molecular diagnostics. He served for approximately one year as President, CEO and a member of the Board of Directors of Digene Corporation, a NASDAQ-traded company prior to its acquisition in July 2007 by Qiagen (traded on NASDAQ’s Global Select market). He served as a consultant to Qiagen, and as co-chair of the executive integration steering committee with the CEO of Qiagen from July 2007 to January 2009. Currently, Mr. Faulkner also serves as a member of the board of directors of GenMark Diagnostics, Inc. (NASDAQ:GNMK), an emerging molecular diagnostics company traded on NASDAQ. Prior to joining Digene, Mr. Faulkner spent eight years with Invitrogen (now Life Technologies Corp. (NASDAQ:LIFE)) in a number of senior roles, including SVP Europe, SVP IVGN International Operations, and SVP of Strategic Business Units. Before Invitrogen, Mr. Faulkner’s career includes 15 years with the Fortune 100 Company, Abbott Laboratories, in which he held leadership positions in manufacturing operations and plant management. Mr. Faulkner received a degree in industrial relations from the University of North Carolina and a M.A. in business management from Webster University.

John H. Landon was appointed to our Board of Directors in December 2008. He is chair of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Mr. Landon’s career includes more than 30 years of broad, multi-functional experience with the DuPont Company until his retirement in 1996. Prior to retiring from active management, Mr. Landon served as Vice President and General Manager of medical products for DuPont from 1992 to 1996. He had worldwide responsibility for all of DuPont’s medical product businesses, encompassing total annual sales of $1 billion and more than 5,000 employees. In addition to other director roles, Mr. Landon served as Chairman of the board of Cholestech Corporation prior to its 2007 sale to Inverness Medical and as a director of Digene Corporation prior to its 2007 sale to Qiagen. He currently is a member of the board of LipoScience, Inc., a publicly traded company (traded on the NASDAQ Global Select market) in the in vitro diagnostics industry developing and marketing diagnostic tests based on nuclear magnetic resonance technology. Mr. Landon is also a trustee of Christiana Care Health System and an advisor to Water Street Healthcare Partners. Mr. Landon received his B.S. in chemical engineering from the University of Arizona.

David E. Welch became a director in October 2004. Mr. Welch is chair of the Audit Committee and a member of the Compensation Committee. Mr. Welch has served since April 2004 as Vice President and Chief Financial Officer of American Millennium Corporation, Inc., a private company (publicly traded until June 2010) located in Golden, Colorado. Mr. Welch formerly served as a director of PepperBall Technologies, Inc. He also is a self-employed financial consultant. From July 1999 to June 2002, Mr. Welch served as Chief Financial Officer, Secretary and Treasurer of Active Link Communications, Inc., another publicly traded company. During 1998, he served as Chief Information Officer for Language Management International, Inc., a multinational translation firm located in Denver, Colorado. From 1996 to 1997, he was Director of Information Systems for Micromedex, Inc., an electronic publishing firm, located in Denver, Colorado. Mr. Welch also serves on the board of directors of Communication Intelligence Corporation, a publicly traded company. He received a B.S. degree in accounting from the University of Colorado. Mr. Welch is a certified public accountant, licensed in the state of Colorado.

Stephen A. Williams, MB, BS, Ph.D. joined our Board of Directors effective May 1, 2013 and upon joining the Board, he became a member of the Compensation Committee. Dr. Williams is the Chief Medical Officer of SomaLogic, Inc., a position he has held since 2009. Prior thereto, he worked at Pfizer from 1989 until 2007. In 1989 he joined Pfizer U.K. in its experimental medicine division and worked on a variety of programs including asthma, irritable bowel syndrome, migraine, depression and urinary incontinence. Dr. Williams moved to the U.S. in 1993 with Pfizer and worked on programs in inflammatory bowel disease, stroke, psychosis and head injury. He created Pfizer’s Clinical Technology Group in 1997, which became a global group maintaining five research sites with the objective of validating clinical biomarkers and measurements, and was promoted to Pfizer Vice President in 2006. Dr. Williams’ undergraduate degree is a BSc (hons) in physiology. He trained as a physician at Charing Cross and Westminster Medical School, University of London, where he earned degrees in surgery and medicine (MB BS) and, following his internships, returned to the same institution for a Ph.D. in medicine and physiology. Subsequently, Dr. Williams performed three years of residency in diagnostic imaging at the University of Newcastle upon Tyne from 1989 to 1991. Dr. Williams was on the National Advisory Council to the National Institute of Biomedical Imaging and Bioengineering from 2003 to 2007 and on the Executive Committee of the FNIH-led Biomarkers Consortium from 2005 to 2007.

Executive Officers

Stephen T. Lundy — see above under “Board of Directors.”

Donald R. Hurd became our Chief Commercial Officer in May 2012. He is a seasoned executive with over 30 years of experience in the medical diagnostic and device industry, having worked in large diagnostic companies as well as start-ups. Mr. Hurd joined Venaxis from BioBehavorial Diagnostics where he most recently served as Vice President — Sales from July 2010 to March 2012. Prior industry positions include Vice President — Marketing/Sales at MicroPhage, Vice President North American Customer Operations, Siemens Healthcare Diagnostics, U.S. Director of Sales, Bayer Healthcare Diagnostics. Mr. Hurd received a B.S. in business administration and is a military veteran with the United States Navy.

Jeffrey G. McGonegal became our Chief Financial Officer in June 2003, was appointed Corporate Secretary in January 2010 and served as interim President in December 2004 and January 2005. Mr. McGonegal served from 2003 to January 1, 2011 as Chief Financial Officer of PepperBall Technologies, Inc. Mr. McGonegal also serves on a limited part-time basis as Senior Vice President — Finance of Cambridge Holdings, Ltd., a small publicly held company with limited business activities. Mr. McGonegal served as Chief Financial Officer of Bactolac Pharmaceutical, Inc. and had been associated with its predecessors through October 2006, a company (publicly held until September 2006) engaged in manufacturing and marketing of vitamins and nutritional supplements. From 1974 to 1997, Mr. McGonegal was an accountant with BDO Seidman LLP. While at BDO Seidman LLP, Mr. McGonegal served as Managing Partner of the Denver, Colorado office. Until his resignation in March 2012, Mr. McGonegal was elected in 2005 to serve on the board of Imagenetix, Inc., a publicly held company in the nutritional supplements industry. He received a B.A. degree in accounting from Florida State University.

Qualifications, Attributes and Skills of our Board of Directors

The Nominating and Corporate Governance Committee (the “Nominating Committee”) screens director candidates and evaluates the qualification and skills applicable to us of the existing members of the Board. In overseeing the nomination of candidates for election, and the qualifications and skills of incumbent directors, the Nominating Committee, and subsequently the Board, seeks qualified individuals with outstanding records of success in their chosen careers, the skills to perform the role of director, and the time and motivation to perform as a director. Directors are expected to bring specialized talents to the Board that add value to the Board’s deliberative process and advance our business goals. The Board has determined that experience in the life sciences industries, financial and investment experience, publicly held company experience and governmental experience are generally useful qualifications for directors, and the composition of the Board reflects such assessment. In 2012, in connection with our re-branding, the Nominating Committee and the Board assessed the skills and qualifications of our Board members and determined it would be helpful to recruit additional Board members with scientific, regulatory and life sciences management skills. The appointment of Dr. Evans and Dr. Williams to the Board arose as part of those actions. All of the incumbent directors exhibit outstanding records of success in their chosen careers and have demonstrated their ability to devote the time and energy necessary to serve on the Board and to advance our business goals and strategies. The directors have the following additional qualifications and skills that make them productive members of the Board:

•
Stephen Lundy — over 20 years’ experience in drug and diagnostic development companies, including experience leading the commercial launch of diagnostic products and participation in merger and acquisition transactions in the industry;

•	Gail Schoettler — business acumen, years of public service and extensive public company board, business and financial experience;

•	Susan Evans — over 30 years’ experience in the in vitro diagnostics industry, including development of numerous successful diagnostic tests;

•	Daryl Faulkner — significant chief executive and senior executive experience in medical device and medical diagnostics publicly traded companies, both national and global;

•
John Landon — extensive executive experience in the life science industry, with particular experience with medical products businesses, and broad executive compensation knowledge and committee experience;

•	David Welch — financial and information systems expertise, particularly in publicly traded companies; and

•	Stephen Williams — medical, scientific and clinical biomarker discovery and development experience.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Independence

Our Board of Directors currently consists of Ms. Schoettler, Drs. Evans and Williams and Messrs. Lundy, Faulkner, Landon and Welch. The Company defines “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ listing standards. For 2012, Ms. Schoettler and Messrs. Faulkner, Landon and Welch qualified as independent and none of them have any material relationship with us that might interfere with his or her exercise of independent judgment. In making the determination as to the independence of Mr. Faulkner, the Board considered the interim nature of his service as CEO of the Company for a brief period ending in March 2010, and his independence from us in all other respects.

The non-employee directors, with the exception of Ms. Schoettler, receive cash compensation of $1,000 per month as compensation for service on the Board. Ms. Schoettler, the non-executive Chair of the Board, receives compensation of $2,000 per month as compensation for service on the Board. The independent directors typically receive a stock option grant upon joining the Board and additional stock option grants, generally annually, for service on the Board. Effective October 2010, Ms. Schoettler began receiving equity awards equal to 1.5 times the amount granted to other non-employee directors when such awards are issued. The directors are also reimbursed for all expenses incurred by them in attending board meetings.

Board Committees

The Board of Directors has established three standing committees: audit, nominating and corporate governance and compensation. Each of our audit, nominating and corporate governance and compensation committees operates under a charter that has been approved by the Board of Directors. The Board of Directors has also adopted corporate governance guidelines to assist our Board in the exercise of its duties and responsibilities.

Audit Committee: We have a separately designated standing audit committee established in accordance with Section 3(a) (58) (A) of the Exchange Act. Four of our directors serve on the Audit Committee — David Welch (who serves as Chair of the Committee), Gail Schoettler, Daryl Faulkner and Susan A. Evans. Mr. Welch has been designated as the financial expert on the Audit Committee. Each Audit Committee member meets the definition of independence for Audit Committee membership as required by the NASDAQ listing standards. The Amended and Restated Audit Committee Charter is available on our website at www.venaxis.com.

Nominating and Corporate Governance Committee. The Nominating Committee consists of Daryl Faulkner (who serves as Chair of the Committee), Gail Schoettler and John Landon, each of whom meet the NASDAQ listing standards for independence. Duties of the Nominating Committee include oversight of the process by which individuals may be nominated to our Board of Directors. The Nominating Committee charter is available on our website at www.venaxis.com. There have been no material changes to the procedures by which security holders may recommend nominees to our Board of Directors. The specific process for evaluating new directors, including shareholder-recommended nominees, will vary based on an assessment of the then current needs of the Board and the Company. The Nominating Committee will determine the desired profile of a new director, the competencies they are seeking, including experience in one or more of the following: highest personal and professional integrity, demonstrated exceptional ability and judgment and who shall be most effective in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders. Candidates will be evaluated in light of the target criteria chosen. The Nominating Committee does not have a formal diversity policy; in addition to the foregoing, it considers race and gender diversity in selection of qualified candidates.

Compensation Committee: Our Compensation Committee is comprised of John Landon (who serves as Chair of the Committee), David Welch, Gail Schoettler and Stephen Williams, each of whom is an independent director. The amended and restated Compensation Committee Charter is available on our website at www.venaxis.com.

Code of Ethics and Whistle Blower Policy

In March 2013, the Board of Directors updated and adopted a Code of Ethics that applies to our directors, executive officers and management employees generally. The Code of Ethics is available on our website at www.venaxis.com. We intend to post any material amendments to or waivers of, our Code of Ethics that apply to our executive officers, on this website. In addition, our Whistle Blower Policy is available on our website at www.venaxis.com.

Board Leadership Structure and Role in Risk Management

The Board of Directors believes that separating the positions of Chair of the Board and Chief Executive Officer provides the best leadership structure for us at this time. Gail Schoettler serves as the non-executive Chair of the Board. Separating these positions allows the Chief Executive Officer to focus on the day-to-day business, while allowing the Chair to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. The Board of Directors also believes that this structure ensures a greater role for the independent directors in our oversight and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board of Directors.

The Board of Directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for management of particular risks within the Company. The Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight.

Communications with the Board of Directors

The Company values the views of its shareholders (current and future shareholders, employees and others).  Accordingly, the Board of Directors established a system through its Audit Committee to receive, track and respond to communications from shareholders addressed to the Company’s Board of Directors.  Any shareholder who wishes to communicate with the Board of Directors may write to:

David Welch
Chair, Audit Committee
c/o Venaxis, Inc.
1585 S. Perry Street
Castle Rock, CO 80104
email address:  dwelch@welchconsul.com

The chair of the Audit Committee is the Board Communications Designee.  He will review all communications and report on the communications to the chair of the Nominating Committee, the full Board or the non-management directors as appropriate.  The Board Communications Designee will take additional action or respond to letters in accordance with instructions from the relevant Board source.

Procedures for Nominating a Director Candidate

The Nominating Committee considers nominees proposed by our shareholders.  To recommend a prospective nominee for the Nominating Committee’s consideration, you may submit the candidate’s name by delivering notice in writing to:

Daryl Faulkner
Chair, Nominating Committee
c/o Venaxis, Inc.
1585 S. Perry Street
Castle Rock, CO 80104

Director Compensation

Since February 1, 2008, each non-employee director receives cash compensation of $1,000 per month. On October 7, 2010, upon becoming non-executive Chair of the Board, Gail Schoettler began receiving cash compensation of $2,000 per month. To conserve cash, each non-employee director agreed to defer receipt of 50% of the cash compensation for the months of February through June 2012, resulting in a total deferral of $5,000 for Gail Schoettler and $2,500 each for the remaining directors. The deferral remains unpaid to the present. Our non-employee directors typically receive a stock option upon joining and additional options over time, generally annually. As additional compensation for service as non-executive chair, Ms. Schoettler receives awards equal to 1.5 times the awards made to the other non-employee directors when such awards are made. The directors are also reimbursed for all expenses incurred by them in attending Board and committee meetings.

Director compensation for the year ended December 31, 2013 was:

Name	Cash Fees ($)	Option Awards ($)(7)	Total ($)
Gail Schoettler(1)	24,000	69,266	93,266
Daryl Faulkner (2)	12,000	45,023	57,023
John Landon(3)	12,000	45,023	57,023
David Welch(4)	12,000	45,023	57,023
Susan Evans (5)	12,000	107,820	119,820
Stephen Williams(6)	8,000	60,778	68,778
________________
(1)
On January 23, 2013, Ms. Schoettler was granted options to purchase 40,000 shares at $2.04 per share, vesting in quarterly installments during 2013 and expiring in ten years.  On April 2, 2012, Ms. Schoettler was granted options to purchase 2,500 shares at $4.26 per share, vesting over three years in arrears and expiring in ten years. On December 11, 2012, Ms. Schoettler was granted “engagement award” options to purchase 43,340 shares at $2.10 per share, vesting 100% on the one year anniversary of the grant date. As of December 31, 2013, Ms. Schoettler held a total of 105,010 options to purchase shares of our common stock.

(2)
On January 23, 2013, Mr. Faulkner was granted options to purchase 26,000 shares of our common stock at $2.04 per share, vesting in quarterly installments during 2013 and expiring in ten years.  On April 2, 2012, Mr. Faulkner was granted options to purchase 1,667 shares at $4.26 per share, vesting over three years in arrears and expiring in ten years. On December 11, 2012, Mr. Faulkner was granted “engagement award” options to purchase 45,004 shares at $2.10 per share, vesting 100% on the one year anniversary of the grant date. As of December 31, 2013, Mr. Faulkner held a total of 93,506 options to purchase shares of our common stock.

(3)
On January 23, 2013, Mr. Landon was granted options to purchase 26,000 shares of our common stock at $2.04 per share, vesting in quarterly installments during 2013 and expiring in ten years.  On April 2, 2012, Mr. Landon was granted options to purchase 1,667 shares at $4.26 per share, vesting over three years in arrears and expiring in ten years. On December 11, 2012, Mr. Landon was granted “engagement award” options to purchase 17,806 shares at $2.10 per share, vesting 100% on the one year anniversary of the grant date. As of December 31, 2013, Mr. Landon held a total of 52,709 options to purchase shares of our common stock.

(4)
On January 23, 2013, Mr. Welch was granted options to purchase 26,000 shares of our common stock at $2.04 per share, vesting in quarterly installments during 2013 and expiring in ten years.  On April 2, 2012, Mr. Welch was granted options to purchase 1,667 shares at $4.26 per share, vesting over three years in arrears and expiring in ten years. On December 11, 2012, Mr. Welch was granted “engagement award” options to purchase 33,340 shares at $2.10 per share, vesting 100% on the one year anniversary of the grant date. As of December 31, 2013, Mr. Welch held a total of 76,010 options to purchase shares of our common stock.

(5)
Dr. Evans joined our Board effective January 1, 2013, and on such date was granted options to purchase 48,000 shares of our common stock at $2.56 per share, vesting over three years in arrears  and expiring in ten years.  On January 23, 2013, Dr. Evans was granted options to purchase 2,000 shares of our common stock at $2.04 per share, vesting in quarterly installments during 2013 and expiring in ten years.  As of December 31, 2013, Dr. Evans held a total of 50,000 options to purchase shares of our common stock.

(6)
Dr. Williams joined our Board effective May 1, 2013, and on such date was granted options to purchase 41,333 shares of our common stock at $1.75 per share, vesting over three years in arrears  and expiring in ten years.  As of December 31, 2013, Dr. Williams held a total of 41,333 options to purchase shares of our common stock.

(7)
The “Option Awards” columns reflect the grant date fair value for all stock option awards granted to non-employee directors under the Plan during 2013. These amounts are determined in accordance with ASC 718, without regard to any estimate of forfeiture for service vesting. Assumptions used in the calculation of the amounts in this column are included in footnotes 1 and 6 to our audited financial statements for the fiscal year ended December 31, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Under section 16(a) of the Exchange Act, the Company’s directors, executive officers and persons who own more than ten percent (10%) of our common stock are required to file with the SEC, initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of the Company. To the Company’s knowledge, based solely on a review of copies of such reports furnished to the Company during and/or with respect to year ended December 31, 2013, the Company is not aware of any late or delinquent filings required under Section 16(a) of the Exchange Act in respect of the Company’s equity securities.

EXECUTIVE COMPENSATION

Summary Compensation Table

This table provides disclosure, for fiscal years 2013 and 2012 for the Named Executive Officers, who are (1) any individual serving in the office of Chief Executive Officer (CEO) during any part of 2013 and (2) our two most highly compensated officers, other than the CEO, who were serving in such capacity on December 31, 2013.

Named Executive Officer and Principal Position	Year	Salary ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation ($)	Total ($)
Stephen T. Lundy,	2013	325,000	237,236	43,900	33,088	639,224
Chief Executive Officer and President(1)	2012	283,910	216,875	118,220	32,681	651,666
Jeffrey G. McGonegal,	2013	231,750	116,020	24,400	28,282	400,452
Chief Financial Officer(2)	2012	225,000	115,130	72,800	21,131	434,061
Donald R. Hurd,	2013	236,900	119,484	24,900	13,626	394,910
Chief Commercial Officer(3)	2012	134,167	144,841	55,800	13,955	348,763
________________
(1)
Stephen T. Lundy joined us in 2010 as Chief Executive Officer and President with an annual salary of $275,000. Effective October 29, 2012, Mr. Lundy’s annual salary was increased to $325,000. Mr. Lundy also serves as a director of the Company; he does not receive additional compensation for serving in such role. Amounts included in “All Other Compensation” include: temporary living and travel accommodations he was provided at a total cost of $21,463 and $19,674 in 2013 and 2012, respectively, and coverage under our group medical plan at a total cost of $11,624 and $13,007 in 2013 and 2012, respectively.

(2)	The amounts included in “All Other Compensation” include the amount paid on his behalf for group medical benefits.

(3)
Donald Hurd joined us in May 2012 with an annual base salary of $230,000. The amounts included in “All Other Compensation” include consulting fees of $7,688 paid to Mr. Hurd in 2012 prior to his employment, and temporary living and travel accommodations he was provided at a total cost of $13,626 and $6,268 in 2013 and 2012, respectively.

(4)
The “Option Awards” columns reflect the grant date fair value for all stock option awards granted under the Plan during 2012 and 2013. These amounts are determined in accordance with FASB Accounting Standards Codification 718 (ASC 718), without regard to any estimate of forfeiture for service vesting. Assumptions used in the calculation of the amounts in these columns for 2012 and 2013 are included in footnotes 1 and 6 to our audited financial statements for the fiscal year ended December 31, 2013.

(5)
The “Non-Equity Incentive Plan Compensation” column reflects the annual cash bonuses earned under the Incentive Plan. The bonus amounts listed were earned for the fiscal year reported, but paid in the subsequent year. The Named Executive Officers participated in our annual incentive plan for senior management (the “Incentive Plan”) for 2013. Under the Incentive Plan, management develops annual corporate goals and milestone objectives that are then approved by the Compensation Committee and the Board. The Incentive Plan is designed to recognize and reward our employees, including the Named Executive Officers, for contributing towards the achievement of our annual corporate business plan. These annual incentive awards are designed to reward near-term operating performance and the achievement of milestones critical to our success in both the near and the long-term. The Compensation Committee believes the Incentive Plan serves as a valuable short-term incentive program for providing cash bonus opportunities for our employees upon achievement of targeted operating results.

Agreements with Named Executive Officers

We have entered into employment agreements with, and provide post-employment benefits to, our Named Executive Officers as follows:

Chief Executive Officer — On March 24, 2010, we entered into an employment agreement with Mr. Lundy which provides that he serves at the pleasure of the Board of Directors unless the agreement is terminated by either party as provided in the agreement. The agreement provides in the event that Mr. Lundy’s employment is terminated by us for other than cause, or if such employment is terminated by the executive in the event of a change in control, severance payments based upon Mr. Lundy’s salary will be made for twelve months. In the event of death or disability, severance payments based upon Mr. Lundy’s salary will be made for three months.

Chief Financial Officer — On February 2, 2009, we entered into an employment agreement with Mr. McGonegal for a one-year term which automatically renews each anniversary thereafter (unless terminated by either party as provided in the agreement). The agreement provides in the event that Mr. McGonegal’s employment is terminated by us for other than cause, or if such employment is terminated by the executive in the event of a change in control, severance payments based upon Mr. McGonegal’s salary will be made for six months. In the event of death or disability, severance payments based upon Mr. McGonegal’s salary will be made for six months.

Chief Commercial Officer — On May 23, 2012, we entered into an employment agreement with Mr. Hurd that provides that he serves at the pleasure of the Board of Directors unless the agreement is terminated by either party as provided in the agreement. The agreement provides in the event that Mr. Hurd’s employment is terminated by us for other than cause, or if such employment is terminated by the executive in the event of a change in control, severance payments based upon Mr. Hurd’s salary will be made for six months. In the event of death or disability, severance payments based upon Mr. Hurd’s salary will be made for six months.

Outstanding Equity Awards at Fiscal Year End

	Option Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Stephen T. Lundy(1)	7,057	—	—	68.40	3-24-2020
	1,244	829		17.70	1-5-2021
	7,139	4,056	—	20.40	7-8-2021
	12,500	—		3.96	4-30-2022
	99,336	—		2.10	12-11-2022
	79,916	57,084	—	2.04	1-23-2023

Jeffrey G. McGonegal(2)	4,667	—	—	36.30	1-19-2014
	3,334	—	—	22.50	8-24-2014
	1,667	—	—	24.00	3-24-2015
	1,667	—	—	88.80	1-24-2017
	1,334	—	—	198.90	1-17-2018
	1,667	—	—	39.90	1-27-2019
	1,667	—	—	66.00	1-19-2020
	1,111	556	—	17.70	1-5-2021
	6,667	—		3.96	4-30-2022
	52,676	—	—	2.10	12-11-2022
	39,083	27,917	—	2.04	1-23-2023

Donald R. Hurd(3)	20,000	—		3.42	5-23-2022
	10,000	—		2.05	9-19-2022
	40,000	—		2.10	12-11-2022
	40,250	28,750	—	2.04	1-23-2023
________________
(1)
Includes options to purchase: 7,057 shares at $68.40 per share granted on March 24, 2010; 2,073 shares at $17.70 per share granted on January 5, 2011; 11,195 shares at $20.40 per share granted on July 8, 2011; 12,500 shares at $3.96 per share granted on April 30, 2012; 99,336 shares at $2.10 per share granted on December 11, 2012, and 137,000 shares at 2.04 per share granted on January 21, 2013. The options granted in 2011 are scheduled to vest 33% on the first and second anniversaries and 34% on the third anniversary of the grant date The options granted on January 23, 2013 are scheduled to vest 50% after six months and the remaining 50% equally over the following six quarters.

(2)
Includes options to purchase: 4,667 shares at $36.30 per share granted January 19, 2004; 3,334 shares at $22.50 per share granted August 24, 2004; 1,667 shares at $24.00 per share granted March 24, 2005; 1,667 shares at $88.80 per share granted January 24, 2007; 1,334 shares at $198.90 per share granted January 17, 2008; 1,667 shares at $39.90 per share granted on January 27, 2009; 1,667 shares at $66.00 per share granted on January 19, 2010; 1,667 shares at $17.70 per share granted on January 5, 2011; 6,667 shares at $3.96 per share granted on April 30, 2012; 52,676 shares at $2.10 per share granted on December 11, 2012, and 67,000 shares at $2.04 per share granted on January 23, 2013. The options granted in 2011 are scheduled to vest 33% on the first and second anniversaries and 34% on the third anniversary of the grant date.  The options granted on January 23, 2013 are scheduled to vest 50% after six months and the remaining 50% equally over the following six quarters.

(3)
Includes options to purchase: 20,000 shares at $3.42 per share granted on May 23, 2012; 10,000 shares at $2.05 per share granted on September 19, 2012; 40,000 shares at $2.10 per share granted on December 11, 2012, and 69,000 shares at $2.04 per share granted on January 23, 2013. The options granted on January 23, 2013 are scheduled to vest 50% after six months and the remaining 50% equally over the following six quarters.

Options Exercised and Stock Vested

None of the Named Executive Officers exercised stock options during the year ended December 31, 2013.

Post-Employment Benefits

The following table discloses the post-employment termination benefits that would have been received by the Named Executive Officers if a termination event had occurred on December 31, 2013:

Named Executive Officer	Benefit	Termination without Cause ($)	Death or Disability ($)	Change In Control (Single Trigger) ($)(1)	Change In Control (Double Trigger) ($)
Stephen T. Lundy	Severance	325,000	81,250	—	325,000
	Options	—	—	—	—
	Total	325,000	81,250	—	325,000

Jeffrey G. McGonegal	Severance	112,500	112,500	—	112,500
	Options			—
	Total	112,500	112,500	—	112,500

Donald R. Hurd	Severance	115,000	115,000		115,000
	Options
	Total	115,000	115,000		115,000
________________
(1)	Acceleration upon consummation of a Change in Control (as defined in the Plan) is provided for in certain employment agreements or in the Plan at the discretion of the Committee.

EQUITY COMPENSATION PLAN INFORMATION

We currently have one equity compensation plan. The 2002 Stock Incentive Plan, as amended (the Plan) was approved by the Board of Directors and adopted by the shareholders in 2002 and is used for plan-based awards for officers, other employees, consultants, advisors and non-employee directors. The Plan was amended and restated on June 1, 2007 and further amended on June 9, 2008, November 20, 2009, November 22, 2010, July 8, 2011, May 22, 2012, December 11, 2012, and June 11, 2013, primarily to increase the number of shares available for awards under the Plan, with the most recent increase to 1,912,205 shares, as approved by the shareholders.

The following table gives information about our common stock that may be issued upon the exercise of options and rights under the Plan as of December 31, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance

Equity compensation plans approved
by security holders	1,218,265	$8.70	693,940

Equity compensation plans not
approved by security holders	—	—	—

Total	1,218,265	$8.70	693,940

 Other Benefits

Perquisites and other benefits — We offer our Named Executive Officers modest perquisites and other personal benefits that we believe are reasonable and in our best interest and generally in line with benefits we offer to all of our employees. See “Executive Compensation — Summary compensation table.”

Severance benefits — We have entered into employment agreements with each Named Executive Officer. These agreements provide our Named Executive Officers with certain severance benefits in the event of involuntary termination. See “Executive

Compensation — Employment agreements and post-employment benefits.”

Pension benefits — We have no defined benefit plans, supplemental executive retirement plans or actuarial plans.

Nonqualified Defined Contribution and Other Deferred Compensation Plans — We do not have a defined contribution plan and has not contributed to a deferred compensation plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Amended and Restated Audit Committee Charter directs our Audit Committee to conduct an appropriate review of all proposed related person transactions. Our executive officers, directors and principal shareholders, including their immediate family members, are not permitted to enter into a related person transaction with us without the consent of our Audit Committee.

Except for employment agreements previously entered into between us and certain of our executive officers (as described under “Agreements with Named Executive Officers”), since January 1, 2013, none of our directors or executive officers, nor any person who owned of record or was known to own beneficially more than 5% of our outstanding shares of common stock, nor any associate or affiliate of such persons or companies, has any material interest, direct or indirect, in any transaction, or in any proposed transaction, which has materially affected or will affect us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The number of shares of our common stock outstanding at the close of business on March 17, 2014 was 22,176,525. The following table sets forth the beneficial ownership of our common stock as of March 17, 2014 by each of our directors and each executive officer then serving, by all directors and executive officers as a group, and by each person who owned of record, or was known to own beneficially, more than 5% of the outstanding shares of common stock. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options currently exercisable or exercisable within 60 days after March 17, 2014 are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. To the knowledge of our directors and executive officers, as of March 17, 2014, there are no persons and/or companies who or which beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares, other than as set forth below. Unless otherwise indicated, the address of each individual named below is the address of the Company, 1585 South Perry Street, Castle Rock, CO 80104.

 Beneficial Ownership Table

Name and Address	Number of Shares	Percent
Stephen T. Lundy(1)	223,752	*
Gail S. Schoettler(2)	32,676	*
Susan A. Evans(3)	50,999	*
Daryl J. Faulkner (4)	110,284	*
John H. Landon(5)	69,153	*
David E. Welch(6)	92,454	*
Stephen A. Williams(7)	17,000
Donald R. Hurd(8)	150,995	*
Jeffrey G. McGonegal(9)	130,630	*
All Officers and Directors as a Group (9 persons) (10)	985,497	4.3%
Deerfield Mgmt, L.P.	2,100,000	8.7%
780 Third Avenue, 37th Floor
New York, NY 10017(11)
Perkins Capital Management, Inc.	2,581,902	11.0%
730 Lake St. E.
Wayzata, MN 55391(12)
_________________
*           Holds less than 1%

(1)
Includes 4,000 shares directly owned. Also includes options to purchase 7,057 shares at $68.40 per share, options to purchase 2,073 shares at $17.70 per share, options to purchase 7,462 shares at $20.40 per share, options to purchase 12,500 shares at $3.96 per share, options to purchase 99,336 shares at $2.10 per share and options to purchase 91,324 shares at $2.04 per share.

(2)
Includes 3,000 shares directly owned. Also includes options to purchase 3,334 shares at $44.10 per share, options to purchase 1,667 shares at $25.50 per share, options to purchase 3,334 shares at $28.80 per share, options to purchase 1,667 shares at $48.00 per share, options to purchase 1,667 shares at $88.80 per share, options to purchase 1,667 shares at $198.90 per share, options to purchase 1,667 shares at $39.90 per share, options to purchase 1,667 shares at $66.00 per share, options to purchase 2,500 shares at $17.70 per share, options to purchase 1,666 shares at $4.26 per share, options to purchase 43,340 shares at $2.10 per share, options to purchase 40,000 shares at $2.04 per share and options to purchase 25,500 shares at $2.27 per share.

(3)
Includes options to purchase 24,000 shares at $2.56 per share, options to purchase 7,999 shares at $2.56 per share, options to purchase 2,000 shares at $2.04 per share and options to purchase 17,000 shares at $2.27 per share.

(4)
Includes 334 common shares held by the Daryl J. and Terri L. Faulkner Family Trust. Also includes options to purchase 15,001 shares at $50.07 per share options to purchase 4,167 shares at $66.00 per share, options to purchase 1,667 shares at $17.70 per shares, options to purchase 1,111 shares at $4.26 per shares, options to purchase 45,004 shares at $2.10 per share, options to purchase 26,000 shares at $2.04 per share and options to purchase 17,000 shares at $2.27 per share.

(5)
Includes options to purchase 2,235 shares at $177.90 per share, options to purchase 1,667 shares at $39.90 per share, options to purchase 1,667 shares at $66.00 per share, options to purchase 1,667 shares at $17.70 per shares, options to purchase 1,111 shares at $4.26 per share, options to purchase 17,806 shares at $2.10 per share, options to purchase 26,000 shares at $2.04 per share and options to purchase 17,000 shares at $2.27 per share.

(6)
Includes options to purchase 3,334 shares at $22.80 per share, options to purchase 1,667 shares at $24.00 per share, options to purchase 1,667 shares at $48.00 per share, options to purchase 1,667 shares at $88.80 per share, options to purchase 1,667 shares at $198.90 per share, options to purchase 1,667 shares at $39.90 per share, options to purchase 1,667 shares at $66.00 per share, options to purchase 1,667 shares at $17.70 per shares, options to purchase 1,111 shares at $4.26 per share, options to purchase 33,340 shares at $2.10 per share, options to purchase 26,000 shares at $2.04 per share and options to purchase 17,000 shares at $2.27 per share.

(7)	Includes options to purchase 25,332 shares at $1.75 per share options to purchase 17,000 shares at $2.27 per share.

(8)
Includes 15,000 shares directly owned. Also includes options to purchase 20,000 shares at $3.42 per share, options to purchase 10,000 shares at $2.05 per share, options to purchase 40,000 shares at $2.10 per share and options to purchase 45,995 shares at $2.04 per share.

(9)
Includes 13,072 shares held directly and 50 shares owned by his daughter; however Mr. McGonegal disclaims beneficial ownership of the shares owned by his daughter. Also includes 500 shares held in Mr. McGonegal’s IRA account. Also includes options to purchase options to purchase 3,334 shares at $22.50 per share, options to purchase 1,667 shares at $24.00 per share, options to purchase 1,667 shares at $88.80 per share, options to purchase 1,334 shares at $198.90 per share, options to purchase 1,667 shares at $39.90 per share, options to purchase 1,667 shares at $66.00 per share, options to purchase 1,667 shares at $17.70 per share, options to purchase 6,667 shares at $3.96 per share, options to purchase 52,676 shares at $2.10 per share and options to purchase 44,662 shares at $2.04 per share.

(10)	Includes the information in footnotes (1) through (9).

(11)
Information is as of December 31, 2013, and is based upon holdings as reported on Schedule 13G filed by the shareholder on February 14, 2014. Deerfield Mgmt, L.P. has voting power and dispositive power over no shares of our common stock. Consists of 2,100,000 shares of our common stock which may be purchased upon exercise of warrants.

(12)
Information is based upon holdings as of December 31, 2013 as reported on Schedule 13G/A filed on February 5, 2014. Perkins Capital Management, Inc., an investment advisor, has voting power over 1,171,552 shares and dispositive power over 2,581,902 shares of our common stock. Includes 1,344,000 shares of our common stock which may be purchased upon exercise of warrants.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The Audit Committee selected the independent accounting firm of GHP Horwath, P.C. (GHP) with respect to the audit of our financial statements for the year ended December 31, 2013.  During the years ended December 31, 2013 and 2012, we retained GHP to provide services. Aggregate fees were billed or expected to be billed in the following categories and amounts:

	2013	2012

Audit Fees	$81,000	$82,095
Audit Related Fees (1)		—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$81,000	82,095

Audit fees in 2013 and 2012 relate to the financial statement audits and the quarterly reviews and assistance with the filing of registration statements on Forms S-1, S-3 and S-8.

Our principal accountant (through its full time employees) performed all work regarding the audit of our financial statements for the most recent fiscal year.

The Company’s Audit Committee currently has a policy in place that requires its review and pre-approval of all audit and permissible non-audit services provided by its independent auditors.  These services requiring pre-approval by the Audit Committee may include audit services, audit related services, tax services and other services.  All of the services performed by the independent registered public accounting firm were approved by the Company’s Audit Committee and prior to performance. The Audit Committee has determined that the payments made to its independent accountants for these services are compatible with maintaining such auditors’ independence.

DESCRIPTION OF SECURITIES

Capital Stock

Our authorized capital stock consists of 60,000,000 shares of common stock, no par value per share.

As of March 17, 2014, we had 22,176,525 outstanding shares of common stock.

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders, except that in the election of directors each shareholder shall have as many votes for each share held by him, her or it as there are directors to be elected and for whose election the shareholder has a right to vote. Cumulative voting is not permitted. Generally, all matters to be voted on by shareholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present.

Holders of outstanding shares of our common stock are entitled to those dividends declared by the Board of Directors out of legally available funds, and, in the event of our liquidation, dissolution or winding up of our affairs, holders are entitled to receive ratably our net assets available to the shareholders. Holders of our outstanding common stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of our common stock are, and all unissued shares of our common stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional shares of our common stock may be issued in the future, the relative interests of the then existing shareholders may be diluted.

Our authorized but unissued shares of common stock are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent. The transfer agent for our common stock is Corporate Stock Transfer, Inc., Denver, Colorado.

Listing. The shares of our common stock are currently listed on the NASDAQ Capital Market under the symbol “APPY.”

Warrants

The following is a brief summary of certain terms and conditions of the warrants being offered in this offering and is subject in all respects to the provisions contained in the warrants.

Form. The warrants were issued pursuant to a common stock purchase warrant agreement between us and Corporate Stock Transfer, Inc., as warrant agent. You should review the form of warrant, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the warrants. The warrants initially were represented by one or more permanent global certificates in fully registered form and were deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company, New York, New York (DTC), as depository.

Exercisability. The warrants are exercisable at any time after their original issuance, May 30, 2013, and at any time up to the date that is five years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitations. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage upon at least 61 days’ prior notice from the holder to us. In addition, notwithstanding any election made by a holder, under the warrants we may not effect the exercise of, and a holder is not entitled to exercise, any portion of the warrants, to the extent that such exercise would result in the holder thereof (and its affiliates) beneficially owning more than 9.99% of the number of shares of our common stock outstanding or the combined voting power of our securities outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the warrants.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the warrants is $1.36 per share of common stock. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not plan on applying to list the warrants on the NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Shareholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

 General

The following is a discussion of the material U.S. federal income tax consequences of the acquisition, ownership, and disposition of our common stock by a non-U.S. holder, as defined below, that acquires our common stock pursuant to this offering. This discussion assumes that a non-U.S. holder will hold our common stock issued pursuant to this offering as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances. In addition, this discussion does not address (i) U.S. federal non-income tax laws, such as gift or estate tax laws, (ii) state, local or non-U.S. tax consequences, (iii) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, controlled foreign corporations, passive foreign investment companies, broker-dealers, grantor trusts, personal holding companies, taxpayers who have elected mark-to-market accounting, tax-exempt entities, regulated investment companies, real estate investment trusts, a partnership or other entity or arrangement classified as a partnership for United States federal income tax purposes or other pass-through entities, or an investor in such entities or arrangements, or U.S. expatriates or former long-term residents of the United States, (iv) the special tax rules that may apply to an investor that acquires, holds, or disposes of our common stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction, or (v) the impact, if any, of the alternative minimum tax.

This discussion is based on current provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service, or the IRS, all as in effect on the date of this prospectus and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity taxed as a corporation) created or organized (or treated as created or organized) in the United States or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock (other than a partnership or other entity treated as a partnership or as a disregarded entity for U.S. federal income tax purposes) that is not a U.S. person.

The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes or a partner in such partnership should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the acquisition, ownership and disposition of our common stock.

THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS, AND ANY APPLICABLE TAX TREATY.

Income Tax Consequences of an Investment in Common Stock

Distributions on Common Stock

As discussed under “Dividend Policy,” we do not anticipate paying dividends. If we pay cash or distribute property to holders of shares of common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain from the sale or exchange of the common stock and will be treated as described under “— Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of an applicable tax treaty withholding rate generally will be required to (i) complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a U.S. person and is eligible for the benefits of the applicable tax treaty or (ii) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury Regulations. These forms may need to be periodically updated.

A non-U.S. holder eligible for a reduced rate of withholding of U.S. federal income tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States, are subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates generally applicable to a U.S. holder and are not subject to withholding of U.S. federal income tax, provided that the non-U.S. holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements. Any such effectively connected dividends (and, if required, dividends attributable to a U.S. permanent establishment or fixed base) received by a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock

Any gain recognized by a non-U.S. holder on a sale or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax, unless:

(i)
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder),

(ii)	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

(iii)
we are or have been a United States real property holding corporation, or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the common stock, and, in the case where the shares of our common stock are regularly traded on an established securities market, the non-U.S. holder holds or held (at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period) more than 5% of our common stock. A corporation generally is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we currently are a USRPHC, and we expect to remain a USRPHC.

Any gain recognized by a non-U.S. holder that is described in clause (i) or (iii) of the preceding paragraph generally will be subject to tax at the U.S. federal income tax rates generally applicable to a U.S. person and be required to file a U.S. tax return. Such non-U.S. holders are urged to consult their tax advisors regarding the possible application of these rules. Any gain of a corporate non-U.S. holder that is described in clause (i) above may also be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder that is described in clause (ii) of such paragraph generally will be subject to a flat 30% tax (or a lower applicable tax treaty rate) on the U.S. source capital gain derived from the disposition, which may be offset by U.S. source capital losses during the taxable year of the disposition.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each non-U.S. holder of our common stock the amount of dividends paid to such holder on our common stock and the tax, if any, withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker.

Under some circumstances, U.S. Treasury Regulations require backup withholding of U.S. federal income tax, currently at a rate of 28%, on reportable payments with respect to our common stock. A non-U.S. holder generally may eliminate the requirement for information reporting (other than in respect to dividends, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder is a U.S. person.

Backup withholding is not a tax. Rather, the amount of any backup withholding will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such non-U.S. holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

UNDERWRITING

We offered the shares of our common stock and warrants described in this prospectus in an underwritten offering in which Piper Jaffray & Co., or the underwriter, acted as the sole underwriter. Subject to the terms of the underwriting agreement, the underwriter agreed to purchase all of the shares of common stock and warrants offered pursuant to this prospectus.

The underwriter committed to purchase and pay for all of the shares and warrants if any were purchased, other than those shares and warrants covered by the over-allotment option described below. The underwriter proposed to offer the common stock and warrants directly to the public at the price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of a combined $0.05250 per share of common stock and related warrants.

After this offering, the underwriter may change the offering price and other selling terms.

Each share of common stock is being offered together with a warrant to purchase 0.35 of a share of our common stock. The shares of common stock and warrants were issued separately and no CUSIP number will be issued for any unit of common stock and warrants. There is no market through which the warrants may be sold and purchasers may not be able to resell the warrants purchased pursuant this prospectus. The underwriter advised us that they intended to make a market in the common stock. However, the underwriters are not obligated to do so and may discontinue market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the common stock.

We granted the underwriter an option to buy up to an additional 1,500,000 shares of our common stock and warrants to purchase 525,000 shares of common stock to cover over-allotments. The underwriter fully exercised this option.  The underwriter offered these additional shares of common stock and warrants on the same terms as those on which the other shares and warrants were being offered.

The underwriting discount was equal to the public offering price per share of common stock and related warrant, less the amount paid by the underwriter to us per share of common stock and related warrant

Fees and other expenses of this offering totaled approximately $1,405,000, including underwriter fees of 7%. The underwriter has not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority to be underwriting compensation under its rule of fair price. The underwriting discount was determined through an arms’ length negotiation between us and the underwriter. Aegis Capital Corp., or Aegis, was paid $50,000 in connection with a waiver of a right of first refusal we granted to Aegis in a 2012 public offering underwritten by Aegis. This waiver fee was paid by the underwriter out of the underwriting commission.

We have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

We and each of our directors and executive officers were subject to lock-up agreements that prohibited us and them from offering for sale, pledging, announcing the intention to sell, selling, contracting to sell, granting any option, right or warrant to purchase, or otherwise transferring or disposing of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 90 days following the original effectiveness date of this prospectus, May 23, 2013.

To facilitate the offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriter may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have sold to the underwriter. Short sales involve the sale by the underwriter of a greater number of shares than the underwriter is required to purchase in the offering. The underwriter may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriter may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.

The underwriter may also engage in passive market making transactions in our common stock. Passive market making consists of displaying bids on the NASDAQ Capital Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

This prospectus may be available in electronic format on websites or other online resources maintained by the underwriter or its affiliates and the underwriter may distribute this prospectus electronically. Other than this prospectus in electronic format, the information on such websites and any information contained in any other website maintained by the underwriter or any of its affiliates is not part of this has not been approved or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking, and other services for us and such affiliates in the ordinary course of their business, for which they may receive customary fees and commissions. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling Restrictions

Sales outside the United States. No action has been taken in any jurisdiction, except in the United States, that would permit a public offering of the securities, or the possession, circulation or distribution of this prospectus or any other material relating to us or the securities in any jurisdiction where action for that purpose is required. Accordingly, the securities may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the securities may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. The underwriter may arrange to sell securities offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.

Notice to prospective investors in European Economic Area. In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, an offer of securities may not be made to the public in that Member State, other than:

(a)	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b)
to fewer than 100 or, if that Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives; or

(c)	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of securities shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in that Member State), and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in that Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to prospective investors in the United Kingdom. This prospectus and any other material in relation to the securities described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also: (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”); (ii) who fall within Article 49(2)(a) to (d) of the Order; or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such securities will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

The distribution of this prospectus in the United Kingdom to anyone not falling within the above categories is not permitted and may contravene the Order. No person falling outside those categories should treat this prospectus as constituting a promotion to him, or act on it for any purposes whatever. Recipients of this prospectus are advised that we, the underwriter and any other person that communicates this prospectus are not, as a result solely of communicating this prospectus, acting for or advising them and are not responsible for providing recipients of this prospectus with the protections that would be given to those who are clients of any aforementioned entities that is subject to the Financial Services Authority Rules.

Notice to prospective investors in Switzerland. The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, us, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the securities.

Notice to prospective investors in France. This prospectus (including any amendment, supplement or replacement thereto) has not been prepared in connection with the offering of our securities that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no security has been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors, or Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in article D. 341-1 of the French Code Monétaire et Financier and belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier; neither this prospectus nor any other materials related to the offer or information contained therein relating to our securities has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any securities acquired by any Permitted Investors may be made only as provided by articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

Notice to prospective investors in Italy. The offering of the securities has not been registered pursuant to the Italian securities legislation and, accordingly, we have not offered or sold, and will not offer or sell, our securities in the Republic of Italy in a solicitation to the public, and that sales of our securities in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations. In any case, our securities cannot be offered or sold to any individuals in the Republic of Italy either in the primary market or the secondary market.

We will not offer, sell or deliver any securities or distribute copies of this prospectus or any other document relating to our securities in the Republic of Italy except to “Professional Investors,” as defined in Article 31.2 of CONSOB Regulation No. 11522 of 2 July 1998 as amended (“Regulation No. 11522”), pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998 as amended (“Decree No. 58”), or in any other circumstances where an expressed exemption to comply with the solicitation restrictions provided by Decree No. 58 or Regulation No. 11971 of 14 May 1999 as amended applies, provided, however, that any such offer, sale or delivery of our securities or distribution of copies of this prospectus or any other document relating to our securities in the Republic of Italy must be:

(a)
made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended (“Decree No. 385”), Decree No. 58, CONSOB Regulation No. 11522 and any other applicable laws and regulations;

(b)
in compliance with Article 129 of Decree No. 385 and the implementing instructions of the Bank of Italy, pursuant to which the issue, trading or placement of securities in Italy is subject to a prior notification to the Bank of Italy, unless an exemption, depending, inter alia, on the aggregate amount and the characteristics of our securities issued or offered in the Republic of Italy, applies; and

(c)	in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Notice to prospective investors in Germany. This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht — BaFin) nor any other German authority has been notified of the intention to distribute shares of our securities in Germany. Consequently, our securities may not be distributed in Germany by way of public offering, public advertisement or in any similar manner AND THIS PROSPECTUS AND ANY OTHER DOCUMENT RELATING TO THE OFFERING, AS WELL AS INFORMATION OR STATEMENTS CONTAINED THEREIN, MAY NOT BE SUPPLIED TO THE PUBLIC IN GERMANY OR USED IN CONNECTION WITH ANY OFFER FOR SUBSCRIPTION OF OUR SECURITIES TO THE PUBLIC IN GERMANY OR ANY OTHER MEANS OF PUBLIC MARKETING. Our securities are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. This prospectus may not be forwarded to other persons or published in Germany.

Notice to prospective investors in Norway. Our securities will not be offered in Norway other than (i) to investors who are deemed professional investors under Section 5-4 of the Norwegian Securities Trading Act of 1997 as defined in Regulation no. 1424 of 9 December 2005 (“Professional Investors”); (ii) to fewer than 100 investors that are not Professional Investors or with a total consideration of less than EUR 100,000 calculated over a period of 12 months; or (iii) with a minimum subscription amount of EUR 50,000. Consequently, no public offering will be made in Norway and this prospectus has not been filed with or approved by any Norwegian authority. This prospectus must not be reproduced or otherwise distributed to others by the recipient.

Notice to prospective investors in Finland. This prospectus has not been prepared to comply with the standards and requirements regarding public offering set forth in the Finnish Securities Market Act (1989/495, as amended) and it has not been approved by the Finnish Financial Supervision Authority. Our securities may not be offered, sold, advertised or otherwise marketed in Finland under circumstances which constitute public offering of securities under Finnish law.

Acceptance of prospectus. By accepting this prospectus, the recipient represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

LEGAL MATTERS

The validity of the securities offered hereby were passed upon for us by Ballard Spahr LLP, Philadelphia, Pennsylvania. Faegre Baker Daniels LLP, Denver, Colorado, acted as counsel for the underwriter in connection with certain legal matters related to this offering.

EXPERTS

The financial statements of Venaxis, Inc. incorporated herein by reference have been so incorporated in reliance upon the report of GHP Horwath, P.C., independent registered public accounting firm, given upon the firm's authority as an expert in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus information from other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus.  We incorporate by reference the documents listed below:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on March 28, 2014; and

•	the Company’s Current Reports on Form 8-K filed with the SEC on January 24, 2014 (Items 8.01 and 9.01) and March 13, 2014 (Items 8.01 and 9.01).

These documents may also be accessed on our website at www.venaxis.com.

We will provide to you, without charge, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents, by writing to us at 1585 S. Perry Street, Castle Rock, Colorado 80104 or by calling (303) 794-2000

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register our common stock being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules filed thereto. For further information about us and our securities offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed with the registration statement. Any statement contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement is not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. You may read and copy any materials we file with the SEC, including the registration statement, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, on official business days during the hours of 10:00 a.m. to 3:00 p.m. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is http://www.sec.gov. Information on or accessible through the SEC’s website is not a part of this prospectus. You may also inspect our SEC reports and other information at our website at www.venaxis.com. Information on or accessible through our website is not a part of this prospectus. We are subject to the information reporting requirements of the Exchange Act, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

VENAXIS, INC.

10,000,000 Shares of

Common Stock

Warrants to Purchase up to

3,500,000 Shares of Common Stock

PROSPECTUS

Piper Jaffray

________ __, 2014

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table lists the costs and expenses payable by the Company in connection with the sale of the common stock covered by this prospectus other than any sales commissions or discounts. All amounts shown are estimates except for the SEC registration fee, NASDAQ listing fee and FINRA fee and all of the fees and expenses will be borne by the Company.

SEC registration fee	$3,137
NASDAQ listing fees	$65,000
FINRA fee	$3,950
Legal fees and expenses	$300,000
Accounting fees and expenses	$20,000
Printing, transfer agent and miscellaneous expenses	$102,913
Total	$495,000

 Item 14. Indemnification of Directors and Officers

Our Articles of Incorporation and Bylaws require us to indemnify our officers, directors, employees and agents against reasonably incurred expenses (including legal fees), judgments, penalties, fines and amounts incurred in the settlement of any action, suit or proceeding if it is determined that such person conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the Company’s best interest, (ii) in all other cases (except criminal proceedings) that his conduct was at least not opposed to the Company’s best interests, or (iii) in the case of any criminal proceeding, that he has not reasonable cause to believe that his conduct was unlawful.

This determination shall be made by a majority vote of directors at a meeting at which a quorum is present, provided however that the quorum can only consist of directors not parties to the proceeding. If a quorum cannot be obtained, the determination may be made by a majority vote of a committee of the board, consisting of two or more directors who are not parties to the proceeding. Directors who are parties to the proceeding may participate in the designation of members to serve on the committee. If a quorum of the board or a committee cannot be established, the determination may be made (i) by independent legal counsel selected by a vote of the board of directors or committee in the manner described in this paragraph or, if a quorum cannot be obtained or a committee cannot be established, by independent legal counsel selected by a majority of the full board (including directors who are parties to the proceeding) or (ii) by a vote of the shareholders. Any officer, director, employee or agent may seek court-ordered indemnification from the court conducting the proceeding. The court may then determine whether such person should be entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Section 7-108-402 of the Colorado Business Corporation Act (the “Act”) provides, generally, that the articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that any such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 of the Act (unlawful distributions), or (iv) any transaction from which the director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective. The Company’s articles of incorporation contain such a provision.

Section 7-109-103 of the Act provides, that a corporation organized under Colorado law shall be required to indemnify a person who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation’s request as a director, an officer, an agent, an associate, an employee, a fiduciary, a manager, a member, a partner, a promoter, or a trustee of, or to hold any similar position with, another domestic or foreign corporation or other person or of an employee benefit plan (a “Director”) of the corporation and who was wholly successful, on the merits or otherwise, in the defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a “Proceeding”), in which he was a party, against reasonable expenses incurred by him in connection with the Proceeding, unless such indemnity is limited by the corporation’s articles of incorporation.

Section 7-109-102 of the Act provides, generally, that a corporation may indemnify a person made a party to a Proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, the person’s conduct was in the corporation’s best interests and, in all other cases, his or her conduct was at least not opposed to the corporation’s best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. A corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging that the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he or she derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

Under Section 7-109-107 of the Act, unless otherwise provided in the articles of incorporation, a corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify an officer, employee, fiduciary, or agent who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

Item 15. Recent Sales of Unregistered Securities

On each of April 2, 2012 and June 1, 2012, 4,167 shares of restricted common stock were granted to a consultant in consideration for investor relations services. These shares of common stock vested upon grant.

As incentive compensation, the Company awarded Donald Hurd, Senior Vice President and Chief Commercial Officer, non-qualified stock options to acquire 20,000 shares of Company common stock exercisable at $3.42, the fair market value of the Company’s common stock on May 23, 2012 (the Grant Date). The options grant, which was an employment-inducement grant made outside of the Company’s 2002 Stock Incentive Plan, as amended, had the following additional material terms: the stock options vest as to 50% of the total at the six-month anniversary of the Grant Date, and the balance one-twelfth monthly over months seven through twelve following the Grant Date. Any stock options granted that are then unvested, shall vest upon the consummation of a “Change in Control” of the Company, using the same definition as contained in the Company’s 2002 Stock Incentive Plan, as amended. The options are exercisable for a period of ten (10) years after the Grant Date, subject to earlier termination on cessation of service with the Company.

In June 2012, in connection with its public offering, the Company issued warrants to purchase 305,000 shares of common stock to Aegis Capital Corp., the underwriter in the public offering. The warrants were immediately exercisable, have an exercise price equal to $2.50 per share, and expire on June 19, 2017.

During the year ended December 31, 2011, the Company hired a Vice President of Marketing and Business who previously had a consulting relationship with the Company. As part of the employment arrangement, the Board of Directors approved an employment-inducement grant made outside of the Company’s 2002 Stock Incentive Plan, and he was granted 6,667 options for services exercisable at $19.50 per share. The options vest equally over a three year period on the first, second and third anniversary of the grant date and expire in ten years.

During the year ended December 31, 2011, an investor relations firm was granted warrants to purchase 5,000 shares of common stock which vest at 416 shares per month over the twelve months from the date of grant, are exercisable at $30.00 per share and expire three years from the date of grant.

The Company relied on the exemption under section 4(2) of the Securities Act for the above issuances because the Company: (i) did not engage in any public advertising or general solicitation in connection with the warrant issuance; (ii) made available to the recipient disclosure regarding all aspects of our business including our reports filed with the SEC and our press releases, and other financial, business, and corporate information; and (iii) believed that the recipient obtained all information regarding the Company requested (or believed appropriate) and received answers to all questions posed by the recipient, and otherwise understood the risks of accepting our securities for investment purposes. No commission or other remuneration was paid on these issuances.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed as part of, or incorporated by reference into this registration statement:

Exhibit Number	Identification Of Exhibit

1.1	Purchase Agreement by and between Registrant and Piper Jaffray & Co., dated May 23, 2013 (26)
3.1	Articles of Incorporation filed July 24, 2000 (2)
3.1.1	Articles of Amendment to the Articles of Incorporation filed December 26, 2001 (2)
3.1.2	Articles of Amendment to the Articles of Incorporation filed November 9, 2005 (3)
3.1.3	Articles of Amendment to the Articles of Incorporation filed July 29, 2011 (16)
3.1.4	Articles of Amendment to the Articles of Incorporation filed June 19, 2012 (22)
3.1.5	Articles of Amendment to the Articles of Incorporation, as amended, of Venaxis, Inc., dated and filed December 12, 2012 (24)
3.1.6	Articles of Amendment to the Articles of Incorporation, as amended, of Venaxis, Inc., dated and filed June 13, 2013 (27)
3.2	Amended and Restated Bylaws (4)
4.1	Specimen Certificate of Common Stock (23)
4.2	Form of Common Stock Warrant between Venaxis and Liolios Group, Inc. (11)
4.3	Form of Warrant between the Company and each of the investors signatories to the Securities Purchase Agreement dated December 23, 2011 (17)
4.4	Form of Warrant between the Company and the underwriter under each of an Underwriting Agreement dated June 19, 2012, November 14, 2012 and November 15, 2012, respectively (22)
4.5	Common Stock Purchase Warrant Agreement by and between Registrant and Corporate Stock Transfer, Inc., dated May 30, 2013 (26)
5.1	Opinion of Ballard Spahr LLP (1)
10.1	2002 Stock Incentive Plan, as amended and restated effective July 1, 2007 (12)
10.1.1	Amendment to 2002 Stock Incentive Plan, dated June 9, 2008 (11)
10.1.2	Amendment to 2002 Stock Incentive Plan, dated November 20, 2009 (11)
10.1.3	Amendment to 2002 Stock Incentive Plan, dated November 22, 2010 (13)
10.1.4	Amendment to Amended and Restated 2002 Stock Incentive Plan, as amended, dated July 8, 2011 (15)
10.1.5	Amendment to Amended and Restated 2002 Stock Incentive Plan, as amended, of Venaxis, Inc., effective May 22, 2012 (20)
10.1.6	Amendment to Amended and Restated 2002 Stock Incentive Plan, as amended, of Venaxis, Inc., effective December 11, 2012 (24)
10.1.7	Amendment to Amended and Restated 2002 Stock Incentive Plan, as amended, of Venaxis, Inc., effective June 11, 2013 (27)
10.2	Form of Underwriting Agreement (22)
10.3	Placement Agency Agreement, dated December 23, 2011, between the Company and Landenburg Thalmann & Co. Inc. (17)
10.3.1	Form of Securities Purchase Agreement between the Company and the investors signatories thereto (17)
10.4	Exclusive License Agreement, dated May 1, 2004 between Venaxis and The Washington University, as amended (10)
10.5	Debt Modification Agreement executed May 9, 2013, and effective as of April 8, 2013 between Venaxis, Inc. and FirstBank (5)

Exhibit Number	Identification Of Exhibit
10.5.1
Loan Agreement between Venaxis, Inc. and Front Range Regional Economic Development Corporation dated June 13, 2003 for $1,300,000 regarding loan for physical plant or capital equipment acquisitions (5)

10.5.2	Promissory Note dated June 13, 2003 by Venaxis, Inc. to Front Range Regional Economic Development Corporation in principal amount of $1,300,000 (5)
10.5.3	Unconditional Guarantee dated June 13, 2003 by Venaxis, Inc. to Front Range Regional Economic Development Corporation in principal amount of $1,300,000 (5)
10.5.4	Debt Modification Agreement executed May 9, 2013, and effective as of April 8, 2013 between Registrant and FirstBank (28)
10.6	Exclusive License Agreement with Novartis Animal Health, Inc., dated as of April 2, 2008 (6)
10.6.1	Amendment to Exclusive License Agreement with Novartis Animal Health, Inc., dated July 26, 2010 (14)
10.6.2	Termination and Settlement Agreement with Novartis Animal Health, Inc., dated November 15, 2011 (18)
10.7	Executive Employment Agreement with Jeffrey McGonegal, effective as of February 10, 2009 (7)
10.8	Assignment and Consultation Agreement, dated May 29, 2003, between Venaxis and John Bealer, M.D. (8)
10.9	Executive Employment Agreement with Stephen Lundy effective as of March 24, 2010 (9)
10.10	Form of Stock Option Agreement under the 2002 Stock Incentive Plan, as amended and restated and amended (11)
10.11	Non-Employee Director Compensation (29)
10.12	Executive Employment Agreement between Venaxis, Inc. and Donald Hurd, dated May 23, 2012 (21)
10.13	Exclusive License Agreement, dated July 25, 2012, between Ceva Santé Animale S.A. and Venaxis, Inc. (21)
10.14	Form of E.U. Exclusive Distributor Agreement (29)
23.1 *	Consent of GHP Horwath, P.C.
23.2	Consent of Ballard Spahr LLP (Included in Exhibit 5.1)
24.1	Power of Attorney (30)
101
Interactive data files pursuant to Rule 405 of Regulation S-T: (i) the Balance Sheets, (ii) the Statements of Operations, (iii) Statements of Stockholders Equity, (iv) the Statement of Cash Flows and (v) the Notes to the Financial Statements (29)

______________________
*           Filed herewith.

(1)	Incorporated by reference to the Company’s Amendment No. 2 to Registration Statement on Form S-1/A, as filed with the SEC on May 23, 2013.
(2)	Incorporated by reference from the registrant's Registration Statement on Form S-1 (File no. 333-86190), filed April 12, 2002.
(3)	Incorporated by reference from the registrant's Report on Form 10-QSB for the quarter ended October 31, 2005, filed November 10, 2005.
(4)	Incorporated by reference from the registrant's Report on Form 10-Q for the quarter ended March 31, 2008 filed on May 15, 2008.

(5)	Incorporated by reference from the registrant's Report on Form 10-KSB/A for the year ended December 31, 2004 (file no. 000-50019), filed March 29, 2004.
(6)	Incorporated by reference from the registrant's Report on Form 10-Q for the quarter ended June 30, 2008, filed August 13, 2008.
(7)	Incorporated by reference from the registrant's Report on Form 8-K dated February 10, 2009, filed on February 17, 2009.
(8)	Incorporated by reference from the registrant's Report on Form 10-K for the year ended December 31, 2008, filed March 16, 2009.
(9)	Incorporated by reference from the registrant's Report on Form 8-K dated March 25, 2010, filed March 26, 2010.
(10)	Incorporated by reference from the registrant's Report on Form 10-Q for the quarter ended June 30, 2010, filed August 5, 2010.
(11)	Incorporated by reference from the registrant's Report on Form 10-K for the year ended December 31, 2009, filed March 9, 2010.
(12)	Incorporated by reference from the registrant’s Registration Statement on Form S-8, filed June 22, 2007.
(13)	Incorporated by reference from the registrant’s Report on Form 8-K, dated November 22, 2010 and filed November 29, 2010.
(14)	Incorporated by reference from the registrant's Report on Form 10-K for the year ended December 31, 2010, filed April 15, 2011.
(15)	Incorporated by reference from the registrant’s Report on Form 8-K, dated July 8, 2011 and filed July 13, 2011.
(16)	Incorporated by reference from the registrant’s Report on Form 8-K, dated and filed July 29, 2011.
(17)	Incorporated by reference from the registrant’s Report on Form 8-K, dated December 23, 2011 and filed December 28, 2011.
(18)	Incorporated by reference from the registrant's Report on Form 10-K/A for the year ended December 31, 2011, filed April 9, 2012.
(19)	Incorporated by reference from the registrant’s Report on Form 8-K, dated May 23, 2012 and filed May 24, 2012.
(20)	Incorporated by reference from the registrant’s Report on Form 8-K, dated May 22, 2012 and filed May 24, 2012.
(21)	Incorporated by reference from the registrant’s Report on Form 8-K, dated July 25, 2012 and filed July 30, 2012.
(22)	Incorporated by reference from the registrant’s Report on Form 8-K, dated June 19, 2012 and filed June 20, 2012.
(23)	Incorporated by reference from the registrant’s Report on Form 8-K, dated and filed June 25, 2012.
(24)	Incorporated by reference from the registrant’s Report on Form 8-K, dated December 11, 2012 and filed December 13, 2012.
(25)	Incorporated by reference from the registrant's Report on Form 10-K for the year ended December 31, 2012, filed March 26, 2013.
(26)	Incorporated by reference from the registrant's Report on Form 8-K dated May 30, 2013, filed on May 30, 2013.
(27)	Incorporated by reference from the registrant's Report on Form 8-K dated June 11, 2013, filed on June 13, 2013.
(28)	Incorporated by reference from the registrant's Report on Form 8-K dated May 9, 2013, filed on May 9, 2013.
(29)	Incorporated by reference from the registrant's Report on Form 10-K for the year ended December 31, 2013, filed March 28, 2014.
(30)	Incorporated by reference to the Company’s Registration Statement on Form S-1, as filed with the SEC on May 9, 2013.

Item 17. Undertakings

(a)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)           The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement  to be signed on its behalf by the undersigned, thereunto duly authorized in Castle Rock, Douglas County, State of Colorado, on March 28, 2014.

Venaxis, Inc.

By:	/s/ Stephen T. Lundy
Stephen T. Lundy
President and Chief Executive Officer (principal executive officer)

By:	/s/ Jeffrey G. McGonegal
Jeffrey G. McGonegal Chief Financial Officer (principal financial officer and principal accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Stephen T. Lundy	President, Chief Executive Officer and Director (principal executive officer)	March 28, 2014
Stephen T. Lundy

/s/ Jeffrey G. McGonegal	Chief Financial Officer (principal financial officer and principal accounting officer)	March 28, 2014
Jeffrey G. McGonegal

*	Non-Executive Chair	March 28, 2014
Gail S. Schoettler

*	Director	March 28, 2014
Susan A. Evans

*	Director	March 28, 2014
Daryl J. Faulkner

*	Director	March 28, 2014
John H. Landon

*	Director	March 28, 2014
David E. Welch

	Director	March __, 2014
Stephen A. Williams

  * /s/ Jeffrey G. McGonegal
Jeffrey G. McGonegal
Attorney-in-Fact